Exhibit 10.1

FIXED RATE TERM LOAN AGREEMENT

Between

BOYLSTON DOWNTOWN LIMITED PARTNERSHIP

as “Borrower”

and

HARTFORD LIFE INSURANCE COMPANY

as “Lender”

Dated as of July 8, 2013

Hartford Loan No. BHM0U02F9

Hartford Loan No. BHM0U02F9

FIXED RATE TERM LOAN AGREEMENT

This FIXED RATE TERM LOAN AGREEMENT (this “Agreement”) is entered into as of July 8, 2013 by and between BOYLSTON DOWNTOWN LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Borrower”), and HARTFORD LIFE INSURANCE COMPANY, a Connecticut corporation (together with its participants, successors and/or assigns, “Lender”).

RECITALS:

WHEREAS, Borrower desires to obtain the Loan (as defined herein) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents,

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

Section 1.1.           Certain Definitions.  As used herein, the following terms have the meanings indicated:

“Affiliate” means, as to any specified Person, any other Person that directly or indirectly (through one or more intermediaries) controls, is controlled by or is under common control with the specified Person.  “Control” shall be deemed to exist if such other Person owns more than 50% of any class of ownership or voting interests of the specified Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and decision making policies of the specified Person, whether through ownership of voting interests, by contract, or otherwise.

“Agreement” shall have the meaning ascribed to such term in the preamble hereof and shall include all amendments, modifications, renewals, restatements, extensions, substitutions and replacements hereof.

“Anti-Money Laundering Laws” means the USA Patriot Act of 2001, the Bank Secrecy Act, as amended from time to time, Executive Order 13324 — Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, together with all annexes thereto, as amended from time to time, and other federal laws and regulations and executive orders administered by the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Applicable Prepayment Fee” means a prepayment fee payable by Borrower to Lender in an amount equal to:

(a)           For any prepayment tendered (or deemed tendered) during the Lockout Period, the Lockout Prepayment Fee;

(b)           For any prepayment tendered (or deemed tendered) during the period from and including the first Business Day following the expiration of the Lockout Period through and including July 31, 2023, a prepayment fee equal to Initial Yield Maintenance;

(c)           For any prepayment tendered (or deemed tendered) during the period from and including August 1, 2023 through and including March 31, 2028, a prepayment fee equal to Modified Yield Maintenance; and

(d)           For any prepayment tendered (or deemed tendered) during the period from and including April 1, 2028 through and including the Scheduled Maturity Date, no prepayment fee or premium (including applicable Yield Maintenance) shall be payable in connection with a prepayment.

“Application” means the Mortgage Loan Application dated May 16, 2013, submitted by Borrower to Lender, as the same was modified (if at all) by the Commitment (as defined in the Application).

“Assignment of Leases and Rents” means the Assignment of Leases and Rents dated as of the Funding Date, executed by Borrower for the benefit of Lender, and conveying to Lender an interest in the Leases and the Rents, as more fully described therein, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.

“Assignment of Management Agreement” means, collectively, each Assignment of Management Agreement and Subordination of Management Fees dated on or after the Funding Date, now or hereafter executed by Borrower, and consented to by each Property Manager, for the benefit of Lender (including any Assignment of Management Agreement and Subordination of Management Fees executed in connection with an Assumption, or Lender’s approval of a new Management Agreement pursuant to Section 9.9), and conveying to Lender an interest in each Management Agreement as more fully described therein, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.

“Assumption” has the meaning ascribed to such term in Section 8.3.

“Assumption Fee” has the meaning ascribed to such term in Section 8.3.

“Assumption Request” has the meaning ascribed to such term in Section 8.3.

“Assumption Work Deposit” has the meaning ascribed to such term in Section 8.3.

“Authorized Representative” means, for any Person, an authorized executive officer (which, for purposes of this Agreement, means a president, vice president, secretary, treasurer, chief executive officer or chief operating officer), member, manager or partner of such Person acting in a representative (and not such Person’s individual) capacity, who is duly authorized by all necessary action to bind such Person contractually and whose responsibilities with such Person require that he/she has knowledge relating to the subject matter of the applicable certification or affidavit.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“Borrower” shall have the meaning ascribed to such term in the preamble hereof and shall include any Persons who may hereafter become a Borrower in connection with an Assumption.

“Borrower Party” or “Borrower Parties” means, individually and/or collectively, Borrower, Carveout Indemnitor, any General Partner and their respective Affiliates (including any Property Manager that is an Affiliate).

“Business Day” means any day, other than a Saturday, Sunday, legal holiday or any other day on which national banks in Hartford, Connecticut are authorized or required by law to close for general banking business.

“Carveout Indemnitor” means New England Realty Associates Limited Partnership, a Massachusetts limited partnership, and any replacement Carveout Indemnitor approved by Lender in its discretion in connection with an Assumption.

“Carveout Indemnity” means, collectively, each Carveout Indemnity Agreement, dated on or after the Funding Date, and now or hereafter executed by Carveout Indemnitor to and for the benefit of Lender (including any Carveout Indemnity Agreement executed in connection with an Assumption), and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof and joinders thereto.

“Casualty” has the meaning ascribed to such term in Section 3.2(a).

“Casualty Consultant” has the meaning ascribed to such term in Section 3.2(e).

“Closing Statement” means the closing statement attached as Exhibit B showing total costs relating to the subject transaction and use of the proceeds of the Loan.

“Collateral” has the meaning ascribed to such term in the Mortgage.

“Condemnation” has the meaning ascribed to such term in Section 3.3(a).

“Constituent Member” means a Person that holds a membership or partnership interest in Borrower as of the Funding Date.

“Contract Rate” means the non-default per annum rate of interest accruing on the outstanding principal balance of the Note as set forth in Section 2.2(a).

“Converted Treasury Yield” means the yield available, or if there is more than one yield available, the average yields of United States Treasury non-callable bonds and notes having a maturity date closest to (before, on, or after) the Scheduled Maturity Date, as reported in the Wall Street Journal or similar publication on the fifth (5th) Business Day preceding the date prepayment will be made, converted to a monthly equivalent yield (the monthly “equivalent yield” being an annualized rate which, when compounded monthly, is equivalent to the selected Treasury rate when compounded semi-annually).  The Converted Treasury Yield shall be calculated by Lender and, absent manifest error, shall be deemed conclusive.

“Debt” means, for any Person, without duplication:  (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable, if such amounts were fully advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment, including guaranteed payments to partners, members or other equity owners, or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the monthly payments of interest, principal (if any) and any other scheduled payments due in connection with the Loan for the period of time in question, but excluding deposits or payments into escrows or reserves required pursuant to the terms of the Loan Documents.

“Debt Service Coverage Ratio” means a quotient, expressed as a percentage, of (i) projected Net Operating Income for the twelve (12) consecutive month period commencing as of the specified date of determination (or if no date for determination is specified, then as of the date of determination by Lender), divided by (ii) Pro Forma Debt Service which is to become due and payable for the same period.  The Net Operating Income and Pro Forma Debt Service shall be determined by Lender in the exercise of its reasonable judgment and Lender’s determination of the Debt Service Coverage Ratio, absent manifest error, shall be deemed conclusive.

“Default Rate” means the lower of (i) the maximum rate of interest allowed by applicable law for commercial loans of this type, and (ii) four percent (4%) per annum in excess of the Contract Rate.

“Demand Period” means a period of fifteen (15) days, commencing on the date a written demand is issued by Lender and expiring at Lender’s close of business on the fifteenth (15th) day following the date of said demand.

“Environmental Indemnity Agreement” means, collectively, each Environmental Indemnity Agreement dated on or after the Funding Date, now or hereafter executed by Borrower and Carveout Indemnitor for the benefit of Lender, and pertaining to environmental matters affecting the Property (including any Environmental Indemnity Agreement executed in connection with an Assumption), and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof and joinders thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Agent” means the Title Company, in its capacity as the Person responsible for the consummation of the transaction contemplated by this Agreement pursuant to the Escrow Instructions.

“Escrow Instructions” mean Lender’s written escrow instruction to Escrow Agent relating to the consummation of the transaction contemplated by this Agreement.

“Event of Default” has the meaning ascribed to such term in Article 10.

“Family Member” means a spouse, child or grandchild of Harold Brown (i.e. the Treasurer of General Partner as of the date of this Agreement) or any trust established for the benefit of any one or more of the foregoing.

“Funding Date” shall be considered the date that the proceeds of the Loan are wired or delivered to the Escrow Agent, regardless of the date that the Escrow Agent releases such funds to Borrower.

“GAAP” means generally accepted accounting principles in the United States of America in effect as of the date of determination, in all cases, consistently applied from year to year.

“General Partner” means, 62 Boylston Street, Inc., and any other Person who may at any time in the future, with Lender’s approval (such approval not to be unreasonably withheld if no Event of Default exists), become a general partner of Borrower.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, claiming jurisdiction over the Collateral or any part thereof, or any rights or remedies available to Lender under the Loan Documents, at law or in equity.

“Guaranty” means, collectively, the instruments of guaranty, if any, now or hereafter in effect in favor of or for benefit of Lender, including the Carveout Indemnity dated as of the Funding Date, executed by Carveout Indemnitor, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.

“Impound Period” means the time period, if any, commencing on the first Payment Date following the date on which Lender shall notify Borrower in accordance with the terms hereof, that the Debt Service Coverage Ratio is then less than 125% (with such Debt Service Coverage Ratio being determined based on, inter alia, the projected Net Operating Income for the twelve (12) consecutive months following the date of Lender’s determination of such ratio and the Pro Forma Debt Service which is to become due and payable for the same period of time) and continuing through the date on which Lender shall notify Borrower in accordance with the terms hereof that the Debt Service Coverage Ratio then equals or exceeds 125% (with such Debt Service Coverage Ratio being determined based on, inter alia, the projected Net Operating Income for the twelve (12) consecutive months following the date of Lender’s determination of such ratio and the Pro Forma Debt Service which is to become due and payable for the same period of time).

“Impounds” has the meaning ascribed to such term in Section 4.1(a).

“Improvements” has the meaning ascribed to such term in the Mortgage.

“Indemnified Parties” means, collectively: (i) Lender, (ii) any Servicer or any subservicer, consultant, or contractor engaged by Lender or Servicer which may now or hereafter be involved with the servicing of the Loan, (iii) any Person in whose name the encumbrance created by the Mortgage may now or hereafter be recorded, (iv) any Person who may now or hereafter hold a full or partial interest, including any participation interest, in the Loan (or in the Property as a result of the acquisition thereof by Lender or any nominee or subsidiary of Lender in connection with a foreclosure or deed-in-lieu of foreclosure), (v) any receiver or fiduciary appointed in a foreclosure or other enforcement action under the Loan Documents, and (vi) the respective directors, officers, employees, shareholders, members, partners, employees, agents, consultants, contractors, Affiliates, successors and assigns of any and all of the foregoing.

“Initial Yield Maintenance” means a yield maintenance prepayment premium equal to the greater of:

(A) in connection with a deemed or permitted partial prepayment, one percent (1%) of the portion of the outstanding principal balance of the Note being prepaid, and in connection with a deemed or permitted prepayment in full, one percent (1%) of the outstanding principal balance of the Note as of the date prepayment or deemed prepayment is tendered to Lender (prior to application of the principal being prepaid); and

(B) an amount determined by:

(i)                                     Calculating the sum of the present values of all unpaid principal and interest payments required under the Loan Documents from and including the date of prepayment through and including the Scheduled Maturity Date, including the present value of the outstanding principal balance of the Note as of such Scheduled Maturity Date (prior to the application of the principal being prepaid), utilizing a discount rate equal to the sum of (A) the Converted Treasury Yield plus (B) fifty (50) basis points, divided by the frequency of the interest payments made during a calendar year; and

(ii)                                  Subtracting from such sum the outstanding principal balance of the Note (prior to application of the principal being prepaid) as of the date prepayment will be made; and

(iii)                               Multiplying such remainder by the quotient of (A) the principal being prepaid, divided by (B) the outstanding principal balance of the Note as of the date of prepayment (prior to application of the principal being prepaid).

“Insurance” has the meaning ascribed to such term in Section 3.1(a).

“Insurance Premiums” has the meaning ascribed to such term in Section 3.1(b).

“Lease” or “Leases” have the meanings ascribed to such terms in the Mortgage.

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Collateral or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment of the Collateral.

“Lien” means (i) any deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, financing statement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (ii) any lis pendens, notice of pendency, stop order, stop notice, notice of intention to file mechanic’s or material supplier’s lien, mechanic’s or material supplier’s lien  (excluding, however, any notice filed pursuant to applicable state law solely to preserve future lien rights); (iii) any other interest in or to, or claim against, the Collateral, securing an obligation owed to, or evidencing a claim by, any Person other than the owner of the Property, whether such interest or claim is based on common law, statute or contract; or (iv) any reservation, exception, encroachment, easement, right of way, memorandum, declaration, covenant, condition, restriction, or other title exception, encumbrance, or matter of record affecting the Property (excluding, however, any notices or memoranda of leases relating to the leasing of space within the Property permitted in accordance with the terms of the Loan Documents, the Permitted Encumbrances, or any other matter approved in writing by Lender in is discretion).

“Loan” means the loan in the aggregate principal amount of Forty Million and NO/100 Dollars ($40,000,000.00) to be funded by Lender to Borrower under and subject to this Agreement, to be evidenced by the Note and to be secured by the Loan Documents.

“Loan Documents” means, collectively: (i) this Agreement, (ii) the Note, (iii) the Mortgage, (iv) the Assignment of Leases and Rents, (v) the Carveout Indemnity, (vi) the Environmental Indemnity Agreement, (vii) Uniform Commercial Code financing statements, (viii) such assignments of management agreements, leasing agreements, contracts and other rights as may be requested by Lender, (ix) all other documents now or hereafter executed by Borrower, Carveout Indemnitor or any other Person to evidence or secure the payment or the performance of the Loan or any other indebtedness or obligation arising with respect to or related to the Loan or the Collateral or otherwise executed in connection with the documents described in the foregoing items (i) through (viii), including the Assignment of Management Agreement, and including all documents hereafter executed in connection with any Assumption, (x) the Application (provided that any inconsistency between the terms of the Application and the terms of any of the other Loan Documents shall be controlled by the terms of the Loan Documents), and (xi) all amendments, modifications, renewals, restatements, extensions, substitutions and replacements of or joinders to any of the foregoing items.

“Loan to Cost Ratio” means, as of the specified date of determination (or if no date for determination is specified, then as of the date of determination by Lender), the ratio of (i) the outstanding balance of the Loan, compared to (ii) the aggregate of the purchase price and other reasonable and customary closing costs, as approved by Lender in its discretion, paid or assumed by any proposed purchaser to acquire the Property, all as otherwise determined by Lender in the exercise of its reasonable judgment, and Lender’s determination of such ratio, absent manifest error, shall be deemed conclusive.

“Loan to Value Ratio” means, as of the specified date of determination (or if no date for determination is specified, then as of the date of determination by Lender), the ratio of (i) the outstanding balance of the Loan, compared to (ii) the aggregate of the then “as is” value of the Property, all as determined by Lender in the exercise of its reasonable judgment, and Lender’s determination of such ratio, absent manifest error, shall be deemed conclusive.

“Lockout Period” means the period commencing on the Funding Date and ending on July 31, 2015.

“Lockout Prepayment Fee” has the meaning ascribed to such term in Section 2.4(f).

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, and/or amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Casualty” means (i) any Casualty to the Property or the other Collateral for which the total cost to repair or restore, as determined in the reasonable estimation of Lender after prior consultation with Borrower, will exceed an amount equal to $250,000.00, or (ii) any Casualty that occurs during the existence of an Event of Default.

“Major Condemnation” means (i) any Condemnation to the Property or the other Collateral for which the total cost to repair or restore (or if restoration or repair is not practical given the nature of the Condemnation, the total reduction in value of the Property after giving effect to the Condemnation), as determined in the reasonable estimation of Lender after prior consultation with Borrower, will exceed an amount equal to $250,000.00, or (ii) any Condemnation (A) that occurs during the existence of an Event of Default, or (B) for which the associated claims are settled during the existence of an Event of Default.

“Major Lease” means any Lease other than a residential lease.

“Management Agreement” means that certain Real Estate Management Agreement dated April 11, 2001 between Borrower and Property Manager and approved by Lender as of the Funding Date, and any other property management agreement, leasing agreement and/or asset management agreement hereafter approved by Lender in connection with an Assumption or pursuant to Section 9.9, and any and all amendments, modifications, renewals, extensions, replacements or supplements thereto permitted in accordance with the terms of the Loan Documents.

“Material Agreement” means any contract or agreement entered into by Borrower or Property Manager which cannot be terminated within thirty (30) days without cause or payment of a termination fee and would be binding on Lender or the Property upon Lender foreclosing its Lien on the Property (or otherwise accepting a deed-in-lieu of foreclosure).

“Maturity Date” means the earlier to occur of (i) the Scheduled Maturity Date and (ii) any earlier date on which the Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Modified Yield Maintenance” means a yield maintenance prepayment premium equal to the greater of:

(A) in connection with a deemed or permitted partial prepayment, one percent (1%) of the portion of the outstanding principal balance of the Note being prepaid, and in connection with a deemed or permitted prepayment in full, one percent (1%) of the outstanding principal balance of the Note as of the date prepayment or deemed prepayment is tendered to Lender (prior to application of the principal being prepaid); and

(B) an amount determined by:

(i)                                     Calculating the sum of the present values of all unpaid principal and interest payments required under the Loan Documents from and including the date of prepayment through and including the Scheduled Maturity Date, including the present value of the outstanding principal balance of the Note as of such Scheduled Maturity Date (prior to the application of the principal being prepaid), utilizing a discount rate equal to the sum of (A) the Converted Treasury Yield plus (B) one hundred basis points, divided by the frequency of the interest payments made during a calendar year; and

(ii)                                  Subtracting from such sum the outstanding principal balance of the Note (prior to application of the principal being prepaid) as of the date prepayment will be made; and

(iii)                               Multiplying such remainder by the quotient of (A) the principal being prepaid, divided by (B) the outstanding principal balance of the Note as of the date of prepayment (prior to application of the principal being prepaid).

“Mortgage” means the Mortgage, Security Agreement and Fixture Filing dated as of the Funding Date, executed by Borrower in favor of Lender, securing Borrower’s obligations under the Note and encumbering, among other things, the Property, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements thereof.

“Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

“Net Proceeds” has the meaning ascribed to such term in Section 3.2(b).

“Net Proceeds Deficiency” has the meaning ascribed to such term in Section 3.2(g).

“Note” means the Promissory Note dated as of the Funding Date, in the stated principal amount of $40,000,000.00, executed by Borrower and payable to the order of Lender, and any additional promissory notes hereafter executed by Borrower to amend, replace, restate, split or consolidate such Promissory Note, and all amendments, modifications, renewals, restatements, extensions, substitutions and replacements of any of the foregoing.

“Obligations” means, collectively: (i) the Loan, (ii) all other principal and all interest, fees, expenses, charges, reimbursements, and other amounts arising with respect to or related to the Loan due in connection with under or secured by the Loan Documents, (iii) all principal, interest and other amounts which may hereafter be loaned by Lender to or for the benefit of Borrower or Carveout Indemnitor, when evidenced by a promissory note or other instrument which, by its terms, is governed or secured by any of the Loan Documents, and (iv) all other indebtedness, obligations, covenants, and liabilities now or hereafter existing of any kind of Borrower or Carveout Indemnitor to Lender under any of the Loan Documents (including, in the cases of clauses (i) and (iii) above, interest accruing after the Maturity Date or interest which, but for the filing of a petition in bankruptcy with respect to Borrower or Carveout Indemnitor, would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest in the related bankruptcy proceeding).

“OFAC Prohibited Person” means a country, territory or Person (i) listed on, included within or associated with any of the countries, territories or Persons referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by any Governmental Authority, or otherwise included within or associated with any of the countries, territories or Persons referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which pays, donates, transfers, distributes, or otherwise assigns any property, money, goods, services, or other benefits from the Property directly or indirectly, to any countries, territories or Persons on or associated with any country, territory or Person on such list or included in such laws.

“Operating Expenses” means, without duplication, all reasonable and necessary expenses of operating the Property in the ordinary course of business which are computed in accordance with GAAP and which are directly associated with and fairly allocable to the Property for the applicable period, including Taxes, insurance premiums, maintenance and utility costs, a reserve for replacements and/or repairs, management or leasing fees and costs payable under the Management Agreement (which fees and costs under the Management Agreement shall not exceed prevailing market rates), recurring accounting, legal, and other professional fees, fees relating to environmental audits and income and expense audits and other expenses incurred by Lender and reimbursed by Borrower under this Agreement and the other Loan Documents, wages, salaries, and personnel expenses properly allocated to the Property, and any other category of recurring property expense that is customary for a property of the type and size as the Property and is reasonably approved by Lender; but excluding Debt Service, capital expenditures, any of the foregoing expenses which are paid from deposits to cash reserves previously included as Operating Expenses, any payment or expense for which Borrower was or is to be paid or reimbursed from proceeds of the Loan or for which Borrower was or is to be reimbursed from proceeds under insurance or by any third party, any non-cash charges such as depreciation and amortization, and federal, state or local income taxes, or legal and other professional fees unrelated to the operation of the Property, in each case subject to reasonable adjustment by Lender in accordance with its then current audit policies and procedures.

“Operating Revenues” means, without duplication, all cash receipts and other income of Borrower attributable to the ownership and operation of the Property or otherwise arising in respect of the Property after the Funding Date, computed in accordance with GAAP and which are properly allocable to the Property for the applicable period, including receipts from Leases and parking agreements, license and concession fees and charges and other miscellaneous operating revenues, proceeds from rental or business interruption insurance, and withdrawals from cash reserves (except to the extent any expense paid therewith are excluded from Operating Expenses); but excluding any interest income from any source, security deposits and earnest money deposits until they are forfeited by the depositor, income from Tenants in bankruptcy, advance rentals until they are earned, capital contributions to Borrower and proceeds from a sale, casualty, condemnation or other disposition of any portion of the Property, and other proceeds from non-recurring or extraordinary events, in each case subject to reasonable adjustment by Lender in accordance with its then current audit policies and procedures.

“Payment Date” means the first (1st) calendar day of each calendar month, commencing on September 1, 2013, and continuing on the first (1st) calendar day of each calendar month thereafter; provided that if the first (1st) calendar day of any month is not a Business Day, then the “Payment Date” for such month shall be the first Business Day immediately following the first (1st) calendar day of such month; provided further that a change in the Payment Date in accordance with the immediately preceding proviso shall not change the period for which interest is calculated in accordance with Section 2.2(b).

“Permitted Encumbrances” has the meaning ascribed to such term in the Mortgage.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, limited liability partnership, unincorporated organization, real estate investment trust, or any other form of entity

“Personal Property” has the meaning ascribed to such term in the Mortgage.

“Policy” or “Policies” has the meaning ascribed to such term in Section 3.1(b).

“Potential Default” means the occurrence of any event or condition that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Prepayment Notice” means the written notice to be given by Borrower to Lender at least thirty (30) days but not more than sixty (60) days prior to any prepayment of the Loan permitted under Section 2.4.

“Pro Forma Debt Service” means the scheduled monthly payments of Debt Service due for the period of time in question, adjusted (i) for all periods during which Borrower is only required to make interest-only payments pursuant to Section 2.3(a)(ii), to include amortization payments based on the outstanding principal balance of the Loan and the Contract Rate in effect on the date of determination (unless otherwise noted) and a 30-year amortization schedule commencing as of the Funding Date, and (ii) to assume that regular payments of principal and interest shall continue to be paid during the entire period of time in question without giving effect to the Scheduled Maturity Date.

“Property” has the meaning ascribed to such term in the Mortgage, which includes the property commonly known as 62 On the Park, a 269-unit multifamily project with retail space and all related Improvements now or hereafter located on the real property having a street address at 62 Boylston Street, Boston, Massachusetts, as more particularly described on Exhibit A.

“Property Manager” means The Hamilton Company as the initial property manager under the Management Agreement approved by Lender as of the Funding Date, and any property manager, leasing agent, and/or asset manager hereafter approved by Lender in connection with an Assumption, or pursuant to Section 9.9, and any other replacement or successor permitted under the terms of the Loan Documents.

“Qualified Insurer” has the meaning ascribed to such term in Section 3.1(b).

“Rent Roll” has the meaning ascribed to such term in Section 5.1.

“Rents” has the meaning ascribed to such term in the Mortgage.

“Restoration” has the meaning ascribed to such term in Section 3.2(a).

“Restoration Documents” has the meaning ascribed to such term in Section 3.2(e).

“Restoration Retainage” has the meaning ascribed to such term in Section 3.2(f).

“Scheduled Maturity Date” means August 1, 2028.

“Servicer” has the meaning ascribed to such term in Section 12.9.

“Single Purpose Entity” means an entity that complies with the requirements set forth in Section 9.11.

“State” means the Commonwealth of Massachusetts.

“Taxes” means all real estate taxes and assessments, franchise taxes and charges, personal property taxes, and other governmental charges relating to the Collateral (whether or not any such charge or imposition may become a Lien upon the Collateral).

“Tenants” has the meaning ascribed to such term in the Mortgage.

“Title Company” means Chicago Title Insurance Company.

“Title Policy” means the ALTA (or equivalent) mortgagee title insurance policy issued by the Title Company which (i) has an effective date as of the Funding Date and is in the full amount of the Loan, (ii) contains no exceptions (printed or otherwise) other than those approved by Lender (in the exercise of its judgment), (iii) includes all reasonable and customary endorsements required by Lender, and (iv) otherwise complies with Lender’s title requirements and is otherwise in substance and form acceptable to Lender (in the exercise of its reasonable judgment).

“Transfer” means any direct or indirect, voluntary or involuntary sale, transfer, conveyance, grant, mortgage, pledge, assignment, encumbrance, alienation, grant, or divestiture of title, or any creation, imposition, or recording of any other Lien, or any other comparable action relating to the legal and/or beneficial ownership of, title to or interests in the Property, Borrower, and/or General Partner; provided, however, that “Transfer” shall not include (a) the leasing of space within the Property permitted in accordance with the terms of the Loan Documents, (b) any Assumption permitted in accordance with the provisions of Section 8.3 hereof, (c) any liens that are being contested in accordance with the applicable provisions of this Agreement, and (d) any easements, grants, privileges, licenses, certificates, permits, entitlements, and franchises entered into in accordance with the terms of Section 3.5 of the Mortgage.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority.  Wherever this Agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“Yield Maintenance” means any Initial Yield Maintenance and/or Modified Yield Maintenance.

Section 1.2.                                General Construction.

(a)                                 Unless otherwise noted or the context shall indicate otherwise:  (i) all “Article” and “Section” references shall be to Articles or Sections of this Agreement, (ii) all uses of the word “including” shall mean “including, without limitation”, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) all references to “day” or “days” shall mean calendar days, (v) all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined, and (vi) all references to a “Loan Document” shall mean such document as it is constituted as of the Funding Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

(b)                                 The use of the phrases “upon the occurrence of an Event of Default,” “Event of Default exists,” “Event of Default has occurred,” “Event of Default shall have occurred and remain uncured” or similar phrases in this Agreement or the other Loan Documents are intended to mean that an Event of Default will only cease to exist following acceptance by Lender (acceptance or rejection to be in Lender’s discretion unless acceptance of a cure and reinstatement is mandatory under the applicable law of the state or states in which any applicable Property is located) of a cure of such Event of Default (with any such acceptance of a cure of an Event of Default to be evidenced by a written reinstatement confirmation issued by Lender), and use of any of the foregoing phrases does not mean that Borrower, Carveout Indemnitor or any other Person has the right to any grace periods or cure rights in addition to those specified in Article 10 following the occurrence of an Event of Default or that Lender is obligated under any circumstance to accept any cure offered by Borrower, Carveout Indemnitor or any other Person following the occurrence of an Event of Default (unless acceptance of a cure or reinstatement is mandatory under the applicable law of the state or states in which any applicable Property is located).

Section 1.3.                                Lender’s Discretion.  When used in this Agreement and the other Loan Documents, unless otherwise specifically qualified by a reasonableness standard, the phrase (a) “satisfactory to Lender” (or comparable phrases) shall mean “in form and substance satisfactory to Lender in all respects as determined by Lender in the exercise of its sole and absolute discretion,” (b) “with Lender’s consent” or “with Lender’s approval” (or comparable phrases) shall mean such consent or approval may be granted or withheld in Lender’s sole and absolute discretion, and (c) “acceptable to Lender,” “in Lender’s discretion” or “in Lender’s judgment” (or comparable phrases) shall mean acceptable to Lender, at Lender’s discretion and/or determined by Lender, in each instance in Lender’s sole and absolute judgment or discretion.  Lender agrees that if Lender has expressly agreed not to unreasonably withhold its consent or approval on a particular issue, then use of the phrase “not to be unreasonably withheld” or comparable phrases in this Agreement or the other Loan Documents shall mean “not to be unreasonably withheld, conditioned or delayed if no Event of Default exists; provided if an Event of Default exists, such consent or approval to be issued or withheld in Lender’s judgment”; provided, however, that if Lender shall fail or refuse to give consent or approval, conditions any such consent or approval or delays in responding to a request for consent or approval and Borrower believes that in doing so Lender is acting unreasonably notwithstanding Lender’s agreement to not unreasonably withhold its consent or approval on that particular issue, then Borrower’s sole remedy shall be to bring an action seeking injunction or specific performance.

Section 1.4.                                Borrower’s Knowledge.  For purposes of the Loan Documents, the phrases “to Borrower’s knowledge,” “to Carveout Indemnitor’s knowledge,” “to Grantor’s knowledge,” “to Assignor’s knowledge,” “to Indemnitor’s knowledge” or comparable phrases (including “to the best of” a Person’s knowledge) shall mean  with respect to Borrower and Carveout Indemnitor, the current knowledge of Harold  Brown, who is an Authorized Representative of one or more Borrower Parties and is charged with responsibilities relating to the acquisition, ownership, management and operation of the Property, after reasonable and prudent inquiry consistent with his/her management responsibilities, including inquiry of the Property Manager, but without any personal liability of any such individual to Lender.

ARTICLE 2.

LOAN TERMS

Section 2.1.                                The Loan.

(a)                                 Funding.  The Loan evidenced by the Note shall be funded and repaid in accordance with this Agreement, and any amount borrowed and repaid under this Agreement may not be re-borrowed.  The proceeds of the Loan shall be used for the purposes set forth on the Closing Statement attached hereto as Exhibit B.

(b)                                 Funding Conditions for Loan.  The Loan shall be made upon Lender’s receipt, review, approval and/or confirmation of each of the following:

(i)                                     Lender shall have received the Loan Documents originally executed and delivered by Borrower and Carveout Indemnitor;

(ii)                                  Each of the items specified in Section 5 of the Application and/or on the preliminary closing agenda circulated by Lender’s legal counsel (as the same may be amended from time to time prior to the Funding Date), each to be delivered at Borrower’s cost and expense within the time periods specified in Section 5 of the Application, and each in form and content reasonably satisfactory to Lender;

(iii)                               The Closing Statement, showing total costs relating to closing of the Loan and all uses of the proceeds of the Loan;

(iv)                              Payment of Lender’s costs and expenses in documenting and closing the Loan, including fees and expenses of Lender’s inspecting engineers, appraiser, consultants, and outside legal counsel;

(v)                                 Such other reasonable documents, items or information as Lender or its counsel may require; and

(vi)                              Evidence of compliance with the other terms and conditions specified in this Agreement or any other Loan Document.

Section 2.2.                                Interest Rate; Late Charge.

(a)                                 Interest Rate.  Except during the existence of an Event of Default, the outstanding principal balance of the Loan shall bear interest at the rate of three and ninety-seven hundredths percent (3.97%) per annum.  During the existence of any Event of Default, the Loan shall automatically bear interest at the Default Rate.

(b)                                 Computation of Interest.  Interest shall be computed for the calendar month immediately preceding the applicable Payment Date or the Maturity Date on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is thirty (30) (except for any partial month, in which case the numerator shall be the actual number of days which have then elapsed during the period in question).  Each determination by Lender of the amount of interest due and payable on each Payment Date shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Interest Rate.  If Lender does not receive any installment of Debt Service or Impounds (if any Impounds are required) by 2:00 p.m. (Hartford, Connecticut time) on the fifth (5th) calendar day of the month in which such installment is due (excluding the full amount of the Obligations due on the Maturity Date, for which no late charge or grace period shall apply), Borrower shall pay to Lender, within the Demand Period, a one-time late charge on such overdue amount (for the additional expense, time and effort in collecting and handling such overdue payment, as liquidated damages and not as a penalty) equal to the lesser of (i) the maximum amount permitted by applicable law, and (ii) five percent (5%) of such delinquent amount.  Any such late charge shall be in addition to, and not in lieu of, interest at the Default Rate and any other rights, powers and remedies available to Lender and shall be in addition to any attorneys’ fees and expenses incurred by Lender in connection with such overdue payment.  If Lender does not receive the full amount of the Obligations due on the Maturity Date by 2:00 p.m. (Hartford, Connecticut time) on the Maturity Date, then in addition to any other rights, powers and remedies available to Lender, Lender shall be entitled to receive interest thereon, calculated at the Default Rate, up to (but excluding) the effective date of such payment.

Section 2.3.                                Terms of Payment; Maturity Date.

(a)                                 Payment of Loan.  The Loan shall be payable as follows:

(i)                                     On the Funding Date, Borrower shall pay to Lender the amount of interest that will accrue on the Loan from (and including) the Funding Date to and including the last day of the calendar month in which the Funding Date occurs; and

(ii)                                  Commencing on the first Payment Date and continuing to and including the Payment Date occurring in August, 2016, Borrower shall pay to Lender level monthly payments of interest only in the amount of One Hundred Thirty-Two Thousand Three Hundred Thirty-Three and 33/100 Dollars ($132,333.33), each such payment representing interest calculated in arrears, for the calendar month immediately preceding the applicable Payment Date in accordance with Section 2.2(b).

(iii)                               Commencing on the Payment Date occurring in September, 2016 and continuing to and including the Payment Date immediately preceding the Maturity Date, Borrower shall pay to Lender level monthly payments of principal and interest in the amount of One Hundred Ninety Thousand Two Hundred Seventy-Four and 95/100 Dollars ($190,274.95), each, representing interest, calculated in arrears, for the calendar month immediately preceding the applicable Payment Date in accordance with Section 2.2(b), and principal in monthly installments in accordance with an assumed 30-year amortization schedule.

(b)                                 Maturity Date.  On the Maturity Date, Borrower shall pay to Lender all principal outstanding under the Note or otherwise in respect of the Loan, accrued and unpaid interest, and all other Obligations due under the Loan Documents.

(c)                                  Application of Payments.  Except during the existence of any Event of Default, all payments received by Lender under the Loan Documents shall be applied: first, to any fees and expenses due to Lender under the Loan Documents, including any Applicable Prepayment Fee; second, to any Default Rate interest and/or late charges; third, to Impounds (if any are required pursuant to the terms of the Loan Documents); fourth to accrued and unpaid interest under the Note; fifth, to the principal sum of the Note, and sixth, to any other amounts due under the Loan Documents.  During the existence of an Event of Default, payments received by Lender may be applied to the Obligations in the order or amounts determined by Lender in its discretion.

(d)                                 Making of Payments.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m. (Hartford, Connecticut time) on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate.  Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.  All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

Section 2.4.                                Prepayment.

(a)                                 Except as expressly hereinafter set forth in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 9.5 or 12.3, no full or partial prepayments of the principal balance of the Note shall be allowed.

(b)                                 At any time following the last day of the Lockout Period, and upon issuance of a Prepayment Notice, Borrower shall have the right to prepay the outstanding principal balance of the Note in full (but not in part, except as expressly permitted in Sections 3.2(i), 3.3, or 12.3) on any Business Day by paying the sum of (i) in the case of a permitted partial prepayment, the amount of such partial prepayment, otherwise the entire remaining outstanding principal balance of the Note, plus (ii) all unpaid interest accrued on the prepayment amount, plus (iii) all other Obligations associated with such full or partial prepayment, plus (iv) a prepayment fee equal to the Applicable Prepayment Fee (provided that in the case of a permitted partial prepayment, as expressly permitted in, and subject to the terms of, Sections 3.2(i), 3.3, and 12.3, no Applicable Prepayment Fee shall be due in connection with such partial prepayment).

(c)                                  Each Prepayment Notice shall specify the intended date of prepayment, which date must be a Business Day.  After delivery of a Prepayment Notice, the amounts set forth in Section 2.4(b) shall be due and payable in full on the date specified in the Prepayment Notice unless Borrower delivers a written revocation notice to Lender by no later than 5 p.m. (Hartford, Connecticut time) on the Business Day immediately preceding the scheduled prepayment date, and failure to pay the same in full on such date without proper revocation shall, at Lender’s option, constitute an Event of Default.  If the amounts necessary to prepay the Loan in accordance with the terms and provisions hereof are received by Lender after 2:00 p.m. (Hartford, Connecticut time), such prepayment shall be deemed to have been made on the next occurring Business Day and Lender shall be entitled to (i) recalculate the Applicable Prepayment Fee associated with such prepayment, and (ii) receive interest on the outstanding principal balance to be prepaid, calculated at the Contract Rate or the Default Rate, as applicable, up to (but excluding) the effective date of such prepayment.

(d)                                 Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, at any time between April 1, 2028 and the Scheduled Maturity Date  upon issuance of a Prepayment Notice, Borrower shall have the right to prepay the outstanding principal balance of the Loan in full (but not in part, except as expressly permitted in Sections 3.2(i), 3.3 or 12.3), without premium or additional fees or expenses (including any Applicable Prepayment Fee), by paying the entire remaining outstanding principal balance of the Loan, all accrued and unpaid interest hereunder, and all other Obligations (provided that Borrower shall not be entitled to the benefit of the above-described open prepayment period when calculating the Applicable Prepayment Fee for any prepayment that is tendered at any time prior to said open prepayment period).

(e)                                  Borrower acknowledges that it possesses no right to prepay the Loan, except as expressly provided in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 9.5 or 12.3.  Borrower further acknowledges and agrees that, except as so expressly provided, if the Loan is prepaid prior to April 1, 2028, for any reason (including acceleration of the Scheduled Maturity Date by reason of an Event of Default), any subsequent tender of payment of the Loan made by Borrower or by any Person on behalf of Borrower or otherwise, including any tender of payment at any time prior to or at foreclosure sale or proceedings or during any redemption period following foreclosure, or during any federal or state bankruptcy or insolvency proceedings, shall constitute an evasion of the restrictions on prepayment set forth herein, and shall be deemed a voluntary prepayment prior to the Scheduled Maturity Date requiring payment of the Applicable Prepayment Fee, and Lender shall not be required to accept such prepayment if it does not include payment of the Applicable Prepayment Fee.

(f)                                   If any actual or deemed prepayment is tendered or deemed tendered during the Lockout Period (other than a prepayment tendered or deemed tendered pursuant to Sections 3.2(i), 3.3, 9.5 or 12.3), Borrower shall be obligated to pay Lender, and the Obligations shall include, a prepayment fee (the “Lockout Prepayment Fee”) calculated by Lender in its discretion (which may or may not equal the Yield Maintenance otherwise due in connection with any such prepayment but for the operation of the Lockout Period), and Lender shall not be required to accept such payment or credit any deemed payment if it does not include payment of the Lockout Prepayment Fee as calculated by Lender.

(g)                                  Lender’s acceptance of a prepayment without the Applicable Prepayment Fee shall not constitute or be deemed to constitute a waiver by Lender of its right to require payment of the Applicable Prepayment Fee in accordance with the terms hereof or a waiver of any rights and remedies Lender may have under the Loan Documents, at law or in equity on account of Borrower’s failure to timely pay the Applicable Prepayment Fee as and when required hereunder.

(h)                                 To the extent permitted by applicable law, Lender may include in its bid at any foreclosure sale, as part of the Obligations, the amount of the Applicable Prepayment Fee calculated as if prepayment of the Loan occurs on the date of such foreclosure sale.  To the extent the amount of the Obligations must be determined as of a date certain pursuant to any insolvency proceeding or a judicial foreclosure, the Loan will be deemed prepaid as of either the bar date or the date judgment enters (as the case may be) and the Applicable Prepayment Fee due and payable hereunder (if any) will be calculated as if prepayment of the Loan occurred on such bar date or date of said judgment.

(i)                                     Borrower and Lender have negotiated the Loan upon the understanding that if the Loan is paid or prepaid prior to April 1, 2028 for any reason, except as expressly provided in this Section 2.4 or as otherwise provided in Sections 3.2(i), 3.3, 9.5 or 12.3, Lender shall receive the Applicable Prepayment Fee as compensation for: (i) the cost of reinvesting the prepayment proceeds and the loss of the contracted rate of return on the Loan; and (ii) the privilege of early payment of the Loan, which Borrower has expressly bargained for and which privilege Lender would not have granted to Borrower without Borrower’s obligation to pay the Applicable Prepayment Fee.  Borrower agrees that the Applicable Prepayment Fee provided for herein is reasonable and that Lender shall not be obligated, as a condition subsequent to its receipt of the Applicable Prepayment Fee, to actually reinvest all or any part of the amount prepaid in any United States Treasury instruments or obligations or otherwise.

ARTICLE 3.

INSURANCE; CONDEMNATION AND RESTORATION

Section 3.1.                                Insurance.

(a)                                 Insurance Coverage.  As of the Funding Date, Borrower shall obtain and at all times during the term of the Loan, maintain or cause to be maintained, insurance for Borrower, Lender, the Property and the other Collateral (collectively, the “Insurance”) providing at a minimum the following:

(i)                                     Insurance with respect to the Improvements and Personal Property against any peril currently included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of land, excavations, foundations, underground utilities and footings) with losses adjusted on a replacement cost basis; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions;

(3) providing for no deductible in excess of $25,000.00 and no self-retention  or self-insurance (unless disclosed to and approved by Lender in its discretion); (4) with an “Ordinance or Law Coverage” or “Enforcement” endorsement (including contingent operation of building laws, demolition costs and increased cost of construction); and (5) with no exclusion for “wind” damage.  The Full Replacement Cost shall be evaluated from time to time at the request of Lender (but not more frequently than once in any twelve (12) calendar months, unless an Event of Default exists, in which case the Full Replacement Cost may be evaluated from time to time as Lender in its discretion may deem necessary) by an appraiser or contractor designated and paid by Borrower and approved by Lender, such approval not to be unreasonably withheld (unless an Event of Default exists, in which case the appraiser or contractor shall be designated by Lender and paid by Borrower), and copies of all such valuations to be delivered to Lender and Borrower concurrently.  No omission on the part of Lender to request any such ascertainment of the Full Replacement Cost shall relieve Borrower of any of its obligations under this Section 3.1(a)(i);

(ii)                                  Commercial general liability insurance against all claims for bodily injury or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000.00 and a per occurrence limit of not less than $1,000,000.00 (including medical expenses of at least $5,000 per person); (2) providing for no deductible in excess of $25,000.00 and no self-retention or self-insurance (unless disclosed to and approved by Lender in its discretion); (3) to be continued at not less than the aforesaid limit until required to be increased by Lender in writing by reason of changed economic conditions making such protection inadequate (in the reasonable estimation of Lender); and (4) to cover at least the following hazards:  (A) premises and operations (including Fire Damage Legal Liability); (B) products and completed operations on an “if any” basis; (C) independent contractors; (D) blanket contractual liability for advertising and all written and oral contracts to the extent of tort liability; and (E) contractual liability covering the indemnities contained in the Loan Documents to the extent the same is available;

(iii)                               Business interruption/loss of rents insurance (1) with loss payable to Lender; (2) covering “All Risks” or “Special Perils” as required to be covered by the insurance provided for in Section 3.1(a)(i) and (iv); (3) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis) for a period of not less than twelve (12) months following the date of loss (the amount of such coverage shall be determined prior to the Funding Date and subsequently at least once each year thereafter based on the greater of: (x) Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period, and (y) the highest gross income received during the term of the Note for any consecutive twelve (12) month period prior to the date the amount of such insurance is being determined); (4) with a deductible of not greater than an amount equal to 48 hours loss; and (5) containing an “Extended Period of Indemnity” endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until the earlier of (y) such income returning to the same level it was at prior to the loss or (z) the expiration of one hundred eighty (180) days from the date that normal operations are resumed at the Property (notwithstanding that the policy may expire prior to the end of such period).  All insurance proceeds payable to Lender pursuant to this Section 3.1(a)(iii) shall be held by Lender and shall be applied to the Obligations from time to time due and payable under the Note and this Agreement; provided, however, that so long as no Event of Default occurs, Lender shall disburse to Borrower on a monthly basis (consistent with the annual operating budget delivered to Lender pursuant to Section 7.1(e)) funds representing business interruption proceeds (to the extent actually received by Lender) for payment of Operating Expenses and/or Debt Service upon receipt by Lender of a written request for disbursement, summarizing the Operating Expenses and/or Debt Service to be paid with the subject disbursement; provided, further, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Obligations on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid to and retained by Lender out of the proceeds of such business interruption/loss of rents insurance;

(iv)                              At all times during which structural construction, repairs or alterations are being made with respect to the Property:  (1) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy referenced in Section 3.1(a)(ii); and (2) the insurance provided for in Sections 3.1(a)(i) and (iii), written in a so-called “builder’s risk completed value form” (A) on a non-reporting basis, (B) against “All Risks” or “Special Perils” as required pursuant to Section 3.1(a)(i), (C) including permission to occupy the Property, and (D) with an agreed amount endorsement waiving co-insurance provisions;

(v)                                 To the extent required by applicable Legal Requirements, “Workers’ Compensation”, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)                              Comprehensive boiler and machinery insurance in customary and reasonable amounts, either as stand-alone coverage or as part of the coverage specified in Section 3.1(a)(i);

(vii)                           If any portion of the Property is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor or comparable law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the lesser of (1) 100% of the “Full Replacement Cost,” determined in accordance with the provisions of Section 3.1(a)(i), and (2) the maximum limit of coverage available for the Property under the Flood Insurance Acts;

(viii)                        Umbrella liability insurance in an aggregate amount of not less than $25,000,000.00 per occurrence, and with deductibles (including any self-insurance or retention) and on terms consistent with the commercial general liability insurance policy required under Section 3.1(a)(ii);

(ix)                              Insurance against loss or damage incurred as a result of an act of terrorism or similar acts of sabotage if said coverage is excluded from the  “All Risk” or “Special Perils” coverage under Section 3.1(a)(i) and/or the business interruption coverage under Section 3.1(iii), in amounts no less than “Full Replacement Cost” of the Improvements and Personal Property and with a deductible of no more than $25,000.00 with respect to property damage (and no self-retention or self-insurance (unless disclosed to and approved by Lender in its discretion)), and otherwise in form and substance acceptable to Lender in its reasonable discretion;

(x)                                 “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold for consumption at the Property, such coverage to be maintained by Borrower or the applicable Tenant, in reasonable and customary amounts and with reasonable and customary deductibles;

(xi)                              Commercial general liability insurance for “mold” and related damage, with limits and deductibles approved by Lender (in the exercise of its reasonable judgment);

(xii)                           Garage keepers’ liability coverage/”Innkeepers” legal liability  coverage, in reasonable and customary amounts and with reasonable and customary deductibles; and

(xiii)                        Such other insurance and in such amounts as Lender from time to time may reasonably require against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)                                 Policies.  All insurance provided for in Section 3.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” and individually, a “Policy”), in such forms and, from time to time after the Funding Date, in such amounts as may be satisfactory to Lender (in the exercise of its reasonable judgment), issued by financially sound and responsible insurance companies authorized and admitted to do business in the State, having a general policy rating of “A-” or better and a financial class of “X” or better, each as determined by AM Best Company, Inc., and otherwise acceptable to Lender in the exercise of its reasonable judgment (each such insurer satisfying the foregoing is referred to below as a “Qualified Insurer”).  Prior to the Funding Date and not less than ten (10) days prior to the expiration dates of the Policies in force as of the Funding Date and each renewal Policy, Borrower shall deliver to Lender evidence reasonably acceptable to Lender that Policies complying with the requirements of this Section 3.1 have been issued or renewed (with a renewal term of at least 12 months) and are in force as of the Funding Date or the respective expiration date with all premiums due under such Policies (the “Insurance Premiums”) paid in full.

(c)                                  Blanket Policies.  Borrower shall not obtain (i) any liability or casualty Policy covering the Property that also covers other properties unless, in each case, such blanket Policy is approved in advance by Lender (provided no Event of Default exists, such approval not to be unreasonably withheld, or if an Event of Default exists, such approval to be issued or withheld in Lender’s judgment; and provided further that Lender’s re-approval of the coverage types and amounts in any blanket Policy following the Funding Date will not be required so long as such coverage types and amounts in any replacement or renewal blanket Policy are similar in all material respects to the coverage types and amounts in the blanket Policy approved by Lender on the Funding Date), Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) without Lender’s prior written consent (provided no Event of Default exists, to be issued or withheld in Lender’s reasonable judgment, or if an Event of Default exists, to be issued or withheld in Lender’s judgment), separate insurance concurrent in form or contributing in the event of loss with that required in Section 3.1(a).  If Borrower obtains a blanket Policy, Borrower shall notify Lender of the same, shall cause evidence of insurance with respect to each blanket Policy to be delivered to Lender as required in Section 3.1(b), and shall make available to Lender at Lender’s request (limited to once per 12-month period) copies of each Policy.  Any aggregate or per occurrence limits under any such blanket Policy shall be subject to Lender’s approval (provided no Event of Default exists, such approval not to be unreasonably withheld, or if an Event of Default exists, such approval to be issued or withheld in Lender’s judgment), and at Lender’s request Borrower must provide information to Lender relating to other locations covered under any such blanket Policy that may reasonably be considered loss contributors under any such aggregate limits.  Aggregate limits and deductibles under any blanket Policy for catastrophic losses caused by events such as earthquake, flood or windstorm are subject to Lender’s approval (provided no Event of Default exists, such approval not to be unreasonably withheld, or if an Event of Default exists, such approval to be issued or withheld in Lender’s judgment).

(d)                                 Named Parties.  All general liability Policies (including any “mold” Policy) shall name Borrower as the named insured  or additional insured (including in the case of coverage provided under insurance maintained by a Tenant) and Lender as an additional insured, as their respective interests may appear, and in the case of Policies relating to property damage, boiler and machinery, builder’s risk, business interruption, and flood insurance, shall contain a so-called “New York standard non-contributing mortgagee” clause (or equivalent) in favor of Lender providing that any loss covered by such Policy shall be payable to Lender.

(e)                                  Policy Endorsements.  All Policies shall contain clauses or endorsements to the effect that:

(i)                                     No act or negligence of Borrower, of anyone acting for Borrower, or of any Tenant, and no failure to comply with the provisions of any Policy that might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)                                  No Policy may be materially changed (other than to increase the coverage provided thereby) without at least thirty (30) days prior written notice to Lender and any other party named therein as an insured or additional insured;

(iii)                               The issuers thereof shall give written notice to Lender if the Policy has been non-renewed or will be cancelled by the issuer at least thirty (30) days prior to expiration or cancellation, and at least ten (10) days prior notice if cancellation is caused by non-payment of premium; and

(iv)                              Lender shall not be liable for any Insurance Premiums or assessments thereon, except that Lender may, but shall have no obligation to, pay any Insurance Premiums to continue any Policy in full force and effect in the event Borrower fails to do so (any such amounts so paid by Lender shall be paid by Borrower to Lender within the Demand Period, and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate accruing from the expiration of the Demand Period until Lender receives payment in full of such amount).

(f)                                   Insurance Compliance Certificate.  Borrower shall furnish to Lender, concurrently with the submission of evidence of insurance as required pursuant to Section 3.1(b), a statement, certified by an Authorized Representative of Borrower, in the following form:  “The attached Acord certificates confirm (i) the amount of Insurance maintained in connection with the Property, which amounts at a minimum satisfy the requirements of Section 3.1(a) of the Fixed Rate Term Loan Agreement between Boylston Downtown Limited Partnership and Hartford Life Insurance Company dated July 8, 2013; (ii) the risks covered by such Insurance, which at a minimum satisfy the requirements of Section 3.1(a); and (iii) the issuers of such coverages, each of which is a Qualified Insurer.  All insurance shown on the attached Acord certificates is in force with all associated Insurance Premiums paid in full, and Borrower has not issued any cancellation or modification notices in connection with such coverages.”

(g)                                  Lender Self-Help.  If at any time Lender is not in receipt of written evidence that all Insurance required hereunder is in full force and effect, Lender shall have the right, upon two (2) Business Days prior notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such Insurance as Lender, in its discretion, deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining and maintaining such Insurance shall be paid by Borrower to Lender before the expiration of the Demand Period, and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from the expiration of the Demand Period until Lender receives payment in full of such amount.  Lender procuring coverage pursuant to this Section 3.1(g) shall not be deemed to cure or remedy Borrower’s failure to maintain insurance in accordance with this Section 3.1.

(h)                                 Vesting in Lender.  In the event of a foreclosure or other transfer of title to the Property to Lender or a third party purchaser at foreclosure in extinguishment in whole or in part of the Obligations, and to the extent permitted under the Policies, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable pursuant to the Policies shall thereupon vest exclusively in Lender or the purchaser at such foreclosure.

(i)                                     Subrogation.  All Insurance (as applicable) and all renewals thereof shall contain, in form and substance reasonably acceptable to Lender, a standard “waiver of rights of recovery to others prior to loss” (sometimes referred to as a “Waiver of Subrogation”) endorsement.

Section 3.2.                                Use and Application of Insurance Proceeds.

(a)                                 Restoration.  If any portion of the Property (or any material portion of the other Collateral) shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender.  If Net Proceeds are made available to Borrower for Restoration as provided in Sections 3.2(c) and 3.2(d), Borrower shall, in accordance with the terms of this Section 3.2, promptly commence and diligently prosecute to completion the repair and restoration of the Collateral as nearly as possible to the condition the Collateral was in immediately prior to such Casualty (such repair and restoration, collectively, a “Restoration”) and shall pay all costs of such Restoration (even if Net Proceeds are not sufficient to pay in the full the cost of Restoration).  Regardless of whether Net Proceeds are made available to Borrower, Borrower shall, promptly following the occurrence of a Casualty and diligently thereafter, undertake all actions necessary to keep the Property safe, secure and free from reasonably foreseeable hazards and otherwise in material compliance with applicable Legal Requirements.  Notwithstanding any Casualty, Borrower shall continue to pay the Obligations at the time and in the manner provided for in this Agreement.

(b)                                 Adjustments by Lender.  Upon any Major Casualty covered by any Insurance, then (i) if an Event of Default exists, Lender is hereby authorized, at its option (exercisable in its discretion), to settle and adjust any claim without the consent of Borrower; or (ii) if no Event of Default exists, Lender shall allow Borrower up to one hundred twenty (120) days following the occurrence of the Major Casualty to settle and adjust such claim with the prior written consent of Lender (such consent not to be unreasonably withheld); provided, however, that if Borrower has failed to settle and adjust any claim associated with a Major Casualty within one hundred twenty (120) days after the occurrence of the Major Casualty, Lender is hereby authorized, at its option (exercisable in its discretion), to settle and adjust any claim without the consent of Borrower; provided, further, that in any case Lender shall, and is hereby authorized to, collect and hold (without interest) any and all insurance proceeds associated with a Major Casualty subject to the terms of this Section 3.2.

If a Casualty does not constitute a Major Casualty, then Borrower shall, without the requirement of Lender’s consent, diligently pursue to settlement all claims associated therewith, shall hold all proceeds associated with such non-Major Casualty in trust to be applied toward the costs associated with the restoration of the Property, and shall promptly commence and diligently pursue to completion the Restoration.  Borrower shall provide Lender with reasonable written updates, at reasonable intervals, in connection with all settlement and restoration efforts associated with non-Major Casualties.

The reasonable third party expenses incurred by Lender in the adjustment and collection of insurance proceeds associated with a Major Casualty shall be reimbursed by Borrower to Lender within the Demand Period and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from expiration of the Demand Period until payment in full is received by Lender, or, to the extent sufficient insurance proceeds are available, said expenses shall be deducted from said proceeds by Lender prior to any other application thereof.

Each Qualified Insurer is hereby authorized and directed by Borrower to make payment for all losses associated with a Major Casualty to Lender alone, and not to Lender and Borrower or any other Person jointly.  Lender shall remit to Borrower, promptly following Lender’s receipt, all insurance proceeds associated with a non-Major Casualty.  Borrower agrees to promptly execute and deliver to Lender all documents and promptly make all deliveries reasonably requested by Lender in order to permit Lender to adjust any claim associated with a Major Casualty and to authorize and direct any insurer to pay insurance proceeds associated with a Major Casualty to Lender alone and not jointly to Lender and Borrower or any other Person.  “Net Proceeds” means the net amount of all insurance proceeds received by Lender under the Policies described in Section 3.1(a) as a result of a Major Casualty, after deduction of Lender’s reasonable third party costs and expenses (including reasonable attorneys’ fees), if any, in collecting same.

(c)                                  Conditions to Disbursements for Restoration.  All Net Proceeds held by Lender shall be made available to Borrower for Restoration upon satisfaction of each of the following conditions (satisfaction to be determined by Lender in the exercise of its reasonable judgment):

(i)                                     As of the date of each distribution of Net Proceeds, no Potential Default then exists and no Event of Default shall have occurred and be continuing;

(ii)                                  Within ninety (90) days following the occurrence of the Major Casualty, Borrower shall prepare, or shall cause to be prepared, all required Restoration Documents and applications for the issuance of all permits required for the Restoration, with copies thereof delivered to Lender;

(iii)                               Lender and the Casualty Consultant shall have approved the Restoration Documents in accordance with Section 3.2(e);

(iv)                              As of the date of each distribution of Net Proceeds, Lender shall be satisfied, in the exercise of its reasonable judgment, that based upon a report issued by the Casualty Consultant and such other factors as Lender reasonably deems relevant, the costs of Restoration and ongoing Operating Expenses (including Debt Service) will be covered out of (A) undisbursed Net Proceeds (including the proceeds of the coverage referred to in Section 3.1(a)(iii)), (B) Rents that are and shall continue to be generated by the Property despite the Casualty, and/or (C) other funds of Borrower deposited with Lender pursuant to Section 3.2(g);

(v)                                 Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that, within six (6) months following completion of the Restoration, the Net Operating Income will be restored to a level sufficient to generate a Debt Service Coverage Ratio of at least 125%;

(vi)                              Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) twelve (12) months prior to the Scheduled Maturity Date, (B) twelve (12) months after the occurrence of the Major Casualty, or (C) such time as may be required under all Legal Requirements or Major Leases in order to repair and restore the Collateral to the condition it was in immediately prior to such Major Casualty;

(vii)                           Prior to the initial disbursement of Net Proceeds, Borrower shall execute and deliver to Lender a completion guaranty in form and substance reasonably satisfactory to Lender and its counsel, pursuant to which Borrower shall guaranty to Lender the lien-free completion of the Restoration by Borrower in accordance with the provisions of this Section 3.2;

(viii)                        Prior to the initial disbursement of Net Proceeds, Lender shall be satisfied that the Property and the use thereof after the Restoration will be in compliance (in all material respects) with and permitted under all Legal Requirements;

(ix)                              Intentionally Omitted;

(x)                                 Promptly following the issuance of all required permits and the decision of Lender to make Net Proceeds available for Restoration in accordance with this Section 3.2(c), Borrower shall commence the Restoration;

(xi)                              As of the date of each distribution of Net Proceeds, Lender shall be satisfied that Borrower is diligently pursuing the Restoration to satisfactory completion; and

(xii)                           As of the date of each distribution of Net Proceeds, Borrower must be in compliance with the conditions specified in Sections 3.2(d), (e) and (g) below.

(d)                                 Disbursement Procedures.  The Net Proceeds shall be held by Lender (in a non-interest bearing account) and, unless disbursed to Borrower in accordance with the provisions of this Section 3.2, shall constitute additional security for the Obligations.  Subject to satisfaction of the conditions of this Section 3.2, the Net Proceeds designated for Restoration costs shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, but not more than once per 30-day period, upon receipt of (i) a disbursement request from Borrower in form and content reasonably required by Lender, (ii) an inspection report from the Casualty Consultant acceptable to Lender (in the exercise of its reasonable judgment), (iii) evidence reasonably satisfactory to Lender that all materials installed and work and labor performed in connection with the related Restoration item have been paid for in full (except to the extent that they are to be paid for out of the requested disbursement), including a certification from Borrower that there exist no notices of pendency, stop orders, stop notices, mechanic’s or material supplier’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property or any other Collateral which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or, in the alternative, fully insured to the reasonable satisfaction of Lender by the Title Company, and (iv) title insurance “date downs” and endorsements to the Title Policy without exception as to mechanics’ or material supplier’s liens, intervening choate or inchoate liens, judgments, survey matters, or other material matters of record.  Net Proceeds received by Lender and held for application to Operating Expenses shall be disbursed to Borrower in accordance with Section 3.1(a)(iii).  All Net Proceeds disbursed to Borrower for Restoration shall be held in trust by Borrower and used for the sole purpose of completion of the Restoration in accordance with the provisions of this Section 3.2, and all Net Proceeds disbursed to Borrower for the payment of Operating Expenses shall be held in trust by Borrower and used solely for the payment of the applicable Operating Expense; provided, however, that any excess Net Proceeds or excess Net Proceeds Deficiency released to Borrower pursuant to Section 3.2(h) shall not be subject to the foregoing trust and use requirements and may be used by Borrower without restriction.

(e)                                  Restoration Documents.  All plans and specifications and construction agreements (collectively, “Restoration Documents”) necessary for the Restoration shall be subject to prior review and approval by Lender (such approval not to be unreasonably withheld) and by a qualified independent consulting engineer selected by Lender (the “Casualty Consultant”).  In the event Lender does not notify Borrower of the approval or disapproval by Lender and the Casualty Consultant of the Restoration Documents within ten (10) Business Days after receipt of a complete set thereof by Lender and the Casualty Consultant, then Lender and the Casualty Consultant shall be deemed to have approved the Restoration Documents.  Subject to all necessary approvals and consents (the consent of Borrower being deemed issued), Lender shall have the use of the Restoration Documents and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the general contractor and other significant contractors engaged in the Restoration shall be subject to prior review and approval by Lender and the Casualty Consultant (each such approval not to be unreasonably withheld).  All reasonable third party costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration or for the payment of Operating Expenses (including Debt Service), including reasonable third party attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees (which in no event shall exceed then prevailing market rates), shall be deducted from the Net Proceeds or if the Net Proceeds are not sufficient, paid by Borrower to Lender within the Demand Period and until paid shall constitute part of the Obligations, shall be secured by the Loan Documents and shall bear interest at the Default Rate from the expiration of the Demand Period until payment in full is received by Lender.

(f)                                   Amount of Disbursements.  In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration (including Lender’s reasonable third party costs and expenses), as certified by the Casualty Consultant, minus the Restoration Retainage.  “Restoration Retainage” means an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, and (ii) the amount actually held back by Borrower from contractors, subcontractors and material suppliers engaged in the Restoration.  The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of this Section 3.2 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or material supplier engaged in the Restoration as of the date upon which either (i) the Casualty Consultant certifies to Lender that the contractor, subcontractor or material supplier has satisfactorily completed all work and has supplied all materials in accordance with the provisions of that contractor’s, subcontractor’s or material supplier’s contract, or (ii) the applicable contractor, subcontractor or material supplier delivers to Lender lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or material supplier as may be reasonably requested by Lender or by the Title Company.

(g)                                  Restoration Deficiency.  If at any time the Net Proceeds or the undisbursed balance thereof, together with Rents that will continue to be generated by the Property despite the Major Casualty, shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration and ongoing Operating Expenses (including Debt Service), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made (but in all events Borrower shall make such deposit within sixty (60) days following demand).  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration and/or for ongoing Operating Expenses (including Debt Service) on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed shall constitute additional security for the Obligations.

(h)                                 Release of Remaining Proceeds.  Provided (i) no Potential Default then exists and no Event of Default shall have occurred and is continuing, (ii) Lender shall re-confirm that within six (6) months following completion of the Restoration the Net Operating Income will be restored to a level sufficient to generate a Debt Service Coverage Ratio of at least 1.25% (as determined by Lender in the exercise of its reasonable judgment), (iii) the Casualty Consultant certifies to Lender that the Restoration has been substantially completed in accordance with the provisions of Section 3.2, and (iv) Lender receives evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full (except to the extent said costs shall be paid out of the final disbursement), Lender shall promptly remit to Borrower the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender.

(i)                                     Application of Remaining Proceeds.  If Lender makes a determination (in the exercise of its reasonable judgment) pursuant to this Section 3.2 that one or more of the conditions to disbursement of Net Proceeds set forth in Section 3.2(c) or Section 3.2(h) has not or will not be satisfied, then all Net Proceeds then held by Lender shall be retained and applied by Lender toward the payment of the Obligations, whether or not then due and payable in such order, priority and proportions as Lender in its reasonable discretion shall deem proper.  Provided no Event of Default has occurred and is continuing as of the date Lender applies the Net Proceeds to the Obligations, no Applicable Prepayment Fee shall be payable in connection with any such prepayment.  If an Event of Default exists while Lender is holding Net Proceeds, Lender may at its option apply the Net Proceeds toward the payment of the Obligations, whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper (including toward payment of any Applicable Prepayment Fee applicable to such prepayment).

If Lender applies Net Proceeds to the Obligations, then:

(1)                                 the lien of the Loan Documents shall be reduced only by the amount of Net Proceeds actually applied by Lender in reduction of the Obligations, but if (A) the Net Proceeds do not discharge the Obligations in full, and (B) Lender determines, in the exercise of its reasonable judgment, that the Net Operating Income (if any) to be generated by the Property notwithstanding such Major Casualty will not produce a Debt Service Coverage Ratio (reflecting the application of Net Proceeds to the Obligations) of at least 125%, then Lender may elect to accelerate repayment of, or Borrower may elect to prepay, the entire remaining outstanding balance of the Obligations.  Any such prepayment must be made in either case within one hundred twenty (120) days following notice of such election from the electing party to the other party (or such longer period as may be reasonably necessary for Borrower to secure replacement financing as long as Borrower is diligently pursuing said refinancing in good faith), and provided no Event of Default exists at any time from  the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, no Applicable Prepayment Fee shall be due thereon.  If an Event of Default occurs at any time from the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, then the Obligations shall include the Applicable Prepayment Fee; and

(2)                                 Borrower shall have no obligation to perform (or continue the performance of) the Restoration, other than its obligations described in the penultimate sentence of Section 3.2(a).

If a Casualty is caused by an event not covered by insurance required pursuant to Section 3.1(a) but Borrower nevertheless maintains insurance coverage for damages covered by such events, then (i) if  Borrower elects not to restore the Property or Borrower elects to restore the Property but fails to complete such Restoration within eighteen (18) months following the date of such Casualty, and (ii) Lender determines, in the exercise of its reasonable judgment, that the Net Operating Income (if any) to be generated by the Property notwithstanding such Casualty will not produce a Debt Service Coverage Ratio of at least 125%, then Lender may elect to accelerate repayment of, or Borrower may elect to prepay, the entire remaining outstanding balance of the Obligations.  Any such prepayment must be made in either case within one hundred twenty (120) days following notice of such election from the electing party to the other party (or such longer period as may be reasonably necessary for Borrower to secure replacement financing as long as Borrower is diligently pursuing said refinancing in good faith), and provided no Event of Default exists at any time from  the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, no Applicable Prepayment Fee shall be due thereon.  If an Event of Default occurs at any time from the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, then the Obligations shall include the Applicable Prepayment Fee.

Section 3.3.                                Condemnation Awards.

(a)                                 Borrower shall promptly notify Lender of the receipt by Borrower of notice of the institution of any proceeding for the taking of the Property or any portion thereof by condemnation, eminent domain or otherwise (a “Condemnation”).  Lender may participate in any such proceeding relating to a Major Condemnation  and Borrower shall deliver to Lender all instruments necessary or required by Lender to permit such participation.  Without Lender’s prior written consent (provided no Event of Default exists, such consent not to be unreasonably withheld, or if an Event of Default exists, such consent will be issued or withheld in Lender’s judgment), Borrower shall not (i) agree to any compensation or award associated with a Major Condemnation, and (ii) take any action or fail to take any action which would cause the compensation associated with a Major Condemnation to be determined.

(b)                                 All awards and compensation associated with a Major Condemnation are hereby assigned to and shall be paid to Lender for application to the Obligations (except as expressly provided below), and provided no Event of Default has occurred and is continuing as of the date Lender applies such Condemnation proceeds to the Obligations, no Applicable Prepayment Fee shall be payable in connection with any such prepayment (if an Event of Default exists as of the date of such application, the Obligations shall include the Applicable Prepayment Fee).  Borrower authorizes Lender to collect and receive such awards and compensation associated with a Major Condemnation, to give proper receipts and acquittances therefor, and to apply the same toward the payment of the Obligations in such order, priority and proportions as Lender in its reasonable discretion shall deem proper), notwithstanding that the Obligations may not then be due and payable; provided, however, that if:

(i)                                     the Condemnation constitutes a Major Condemnation, then subject to (A) Lender’s confirmation, in the exercise of its reasonable judgment, that based on then current zoning and land use requirements to the extent applicable to the Property, the

Property can be restored to substantially the same condition it was in prior to such Condemnation, and (B) Borrower’s satisfaction of the conditions applicable to the release of Net Proceeds as set forth in Section 3.2, Lender shall release the proceeds of such Major Condemnation to Borrower for restoration of the Property; or

(ii)                                  the Condemnation does not constitute a Major Condemnation, then so long as no Event of Default exists (if an Event of Default then exists, Lender shall be entitled to collect all proceeds associated with such non-Major Condemnation and apply same to the Obligations, including to the Applicable Prepayment Fee), Borrower shall hold all proceeds associated with such non-Major Condemnation in trust to be applied toward the costs associated with the restoration of the Property, and shall promptly commence and diligently pursue to completion all restoration and repair work reasonably necessary to return the Property, to the extent reasonably practicable, to the condition it was in immediately prior to the non-Major Condemnation. Borrower shall provide Lender with reasonable written updates, at reasonable intervals, in connection with all restoration efforts associated with non-Major Condemnations.

(c)                                  Borrower, upon request by Lender, shall execute all instruments reasonably requested by Lender to confirm the assignment of the awards and compensation associated with a Major Condemnation to Lender, free and clear of all Liens, charges (except as expressly set forth above) or encumbrances.  If Lender applies Condemnation proceeds to the Obligations, then:

(i)                                     the lien of the Loan Documents shall be reduced only by the amount of such proceeds actually applied by Lender in reduction of the Obligations, but if (A) such proceeds do not discharge the Obligations in full, and (B) Lender determines, in the exercise of its reasonable judgment, that the Net Operating Income (if any) to be generated by the Property notwithstanding such Major Condemnation will not produce a Debt Service Coverage Ratio (reflecting the application of the proceeds associated with such Major Condemnation to the Obligations) of at least 125%, then Lender may elect to accelerate repayment, or Borrower may elect to repay, the entire remaining outstanding balance of the Obligations.  Any such prepayment must be made in either case within one hundred twenty (120) days following notice of such election from the electing party to the other party (or such longer period as my be reasonably necessary for Borrower to secure replacement financing as long as Borrower is diligently pursuing said refinancing in good faith), and provided no Event of Default exists at any time from  the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, no Applicable Prepayment Fee be due thereon. If an Event of Default occurs at any time from the date Lender so elects acceleration or Borrower so elects prepayment through (and including) payment in full of the Obligations, then the Obligations shall include the Applicable Prepayment Fee; and

(ii)                                  Borrower shall have no obligation to restore the damage caused by such Condemnation (other than its obligations described in the Section 3.4(d).

(d)                                 Regardless of whether Condemnation proceeds are made available to Borrower, Borrower shall, promptly following a Condemnation and diligently thereafter,

undertake all actions necessary to keep the Property safe, secure and free from reasonably foreseeable hazards and otherwise in material compliance with applicable Legal Requirements and notwithstanding any Condemnation, Borrower shall continue to pay the Obligations at the time and in the manner provided for its payment in this Agreement.

ARTICLE 4.

IMPOUNDS

Section 4.1.                                Impounds.

(a)                                 At all times during any Impound Period and as a condition to any permitted assumption or transfer of the Loan pursuant to Section 8.3, in order to assure compliance with Borrower’s obligations pursuant to Section 9.1 of this Agreement, but not in lieu of such obligations, Borrower shall deposit with Lender, monthly on each Payment Date (commencing on the first Payment Date following Lender’s written notice of the commencement of an Impound Period), one-twelfth (1/12th) of the annual charges for Taxes (collectively, “Impounds”).  Notwithstanding anything to the contrary set forth in the preceding sentence, each deposit (including, without limitation, any deposit made at the commencement of any Impound Period) shall be in an amount determined by Lender that will be sufficient (when combined with other monthly installments) to make full payment of all Impounds thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such Impounds.  Deposits shall be made on the basis of Lender’s reasonable estimate from time to time of the amount of Impounds for the current year (after giving effect to any recalculation or reassessment or, at Lender’s election, on the basis of the Impounds for the prior year, with adjustments when the Impounds are fixed for the then current year).  All funds so deposited shall not be construed as trust funds, may be held by Lender, without interest, and may be commingled with Lender’s general funds.  Borrower hereby grants to Lender a security interest in all Impounds so deposited with Lender for the purpose of securing the Obligations.  Upon the occurrence of an Event of Default, all Impounds deposited with Lender may be applied in payment of the Impounds for which such funds have been deposited, or to the payment of the Obligations, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender.  Borrower shall furnish Lender with bills for the Impounds at least thirty (30) days prior to the date on which such Impounds first become payable.  If at any time Lender determines that the amount on deposit with Lender, together with the monthly installments to be deposited by Borrower before the Impounds are payable, are insufficient to pay the Impounds, Borrower shall deposit any deficiency with Lender within the Demand Period.  Provided no Event of Default has occurred, Lender shall pay the Impounds when the amount on deposit with Lender is sufficient to pay such Impounds and Lender has received a bill for such Impounds.

(b)                                 Borrower acknowledges that Lender may, at any time Impounds are not being collected by Lender pursuant to Section 4.1(a) and at Borrower’s sole cost and expense, engage the services of a tax service company to verify the status of taxes and assessments on the Property.  Lender shall be entitled to rely upon (regardless of whether or not Lender engages a tax service company) any certificate, advice or bill from any authority (or any official thereof) to which such payments are payable, and Lender shall have no duty to inquire as to the validity or accuracy of any such certificate, advice or bill or to make any protest in connection therewith.

(c)                                  Nothing contained in this Section 4.1 shall be deemed to affect any right, power, privilege or remedy of Lender under any provision of this Agreement, the Mortgage, any other Loan Document or any statute or rule of law, to pay any amount required to be paid pursuant to Section 9.1, to add the amount so paid to the Obligations and to require Borrower to reimburse Lender for such amount, together with interest thereon at the Default Rate from the expiration of the Demand Period until payment in full is received by Lender.  In the event of any transfer of Borrower’s right, title and interest in or to all or any part of the Property (without implying any consent of Lender to any such transfer except as expressly set forth in this Agreement), Lender shall be entitled to treat such transfer as also effecting an assignment to the transferee of all right, title and interest of Borrower in and to any and all such deposits relating to the transferred portion of the Property.  After any assignment by Lender of its interest in the Loan, any such deposits on hand shall, in Lender’s discretion, be turned over to the assignee or returned to Borrower, and all further responsibility of Lender with respect to such deposits shall terminate.

ARTICLE 5.

LEASING MATTERS

Section 5.1.                                Representations and Warranties.  As of the Funding Date, Borrower represents and warrants to Lender that: (a) the rent roll delivered to Lender and attached hereto as Schedule 5.1 (the “Rent Roll”) is true, complete and correct in all material respects, and all Leases are valid and in and full force and effect; (b) all of the Leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (c) the copies of the Leases delivered to Lender are true, complete and correct and include any and all amendments; (d) to Borrower’s knowledge, neither Borrower as “landlord” nor any Tenant is in default under any of the Leases; (e) Borrower has no knowledge of any notice of termination or “landlord” default issued by any Tenant with respect to any Lease, and Borrower has provided to Lender copies of all “tenant” default notices issued by or on behalf of Borrower in respect of uncured tenant defaults; (f) Borrower has not assigned or pledged any of the Leases, the Rents or any interests therein except to Lender; (g) except as set forth in the Rent Roll, no Tenant or other party has an option to purchase all or any portion of the Property; (h) except as set forth on the Rent Roll, no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (i) no Tenant has prepaid more than one month’s Rent in advance (except for bona fide security deposits as shown on the Rent Roll); and (j) other than amounts applied or returned in accordance with the Leases, the amount of all security deposits held by Borrower is the entire amount required to be deposited with Borrower pursuant to the Leases, and said deposits are held, to the extent required by applicable Legal Requirements, in separate and/or interest-bearing accounts.  Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits held by Borrower and copies of all Leases not previously delivered to Lender, certified by an Authorized Representative of Borrower as being true, complete and correct.

Section 5.2.                                Lender’s Lease Approval Rights.

(a)                                 Any Lease entered into by or on behalf of Borrower following the Funding Date that does not constitute a Major Lease, and any amendment, modification, replacement, extension or renewal of a Lease that does not constitute a Major Lease, shall not require Lender’s prior written approval provided (i) such Lease is on a standard lease form approved by Lender (such approval not to be unreasonably withheld) without “material modification” to such form (meaning any material increase in the economic obligations of the “lessor” or “landlord” under the Lease, any material diminution of the economic obligations of the “lessee” or “tenant” under the Lease, or any material diminution in the rights or protections afforded the “lessor” or “landlord” under the Lease), and (ii) any such amendment, modification, replacement, extension or renewal does not cause the subject Lease, after such action, to fall within any category of a “Major Lease.”

(b)                                 Lender’s prior written approval (not to be unreasonably withheld) will be required prior to Borrower (or any Person on behalf of Borrower) entering into or issuing, after the Funding Date:

(i)                                     any Major Lease;

(ii)                                  any amendment, modification, replacement, extension or renewal of a Major Lease (other than amendments, modifications, replacements, extensions and/or renewals expressly contemplated by the terms of such Major Lease);

(iii)                               any consent to an assignment or subletting associated with a Major Lease (to the extent Borrower as “landlord” has any such consent rights under such Major Lease); or

(iv)                              any termination of any Major Lease, other than a termination as the result of the exercise of a scheduled termination right that is expressly contemplated by the terms of such Major Lease.

Lender may condition its consent to any Major Lease termination or surrender on the deposit of any termination or surrender proceeds with Lender for distribution for costs associated with re-letting the subject space.

(c)                                  In connection with any request for approval relating to a leasing matter, provided no Event of Default exists, Lender shall notify Borrower whether Lender has granted such approval within ten (10) Business Days following Lender’s receipt of all information reasonably requested by Lender to review any such leasing approval request.  If Lender does not so notify Borrower within ten (10) Business Days following Lender’s receipt of all such information and if no Event of Default exists, Lender’s approval of such leasing matter shall be deemed granted.

Section 5.3.                                Covenants.  Borrower shall (i) perform, observe, and comply with each of the covenants and agreements which Borrower is required to perform, observe or comply with under the Leases; (ii) use its commercially reasonable efforts to enforce the obligations to be performed by the Tenants under the Leases; (iii) promptly furnish to Lender any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant; (iv) not collect any Rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to one (1) month’s Rent; (v) not enter into any ground lease or master lease of any part of the Property; (vi) not further assign or encumber any Lease; (vii) hold in trust all payments and other monetary consideration received by or for the benefit of Borrower in connection with any surrender or termination of any Lease and shall immediately deposit or cause to be deposited with Lender all such payments and other monetary consideration; and (viii) not enter into any new Lease or enter into or accept any extension, modification, termination or renewal of any existing Lease in violation of Section 5.1 or Section 5.2, and any action in violation of clause (v), (vi), (vii), or (viii) of this Section 5.3 shall be void (as to Borrower) at the election of Lender.

Section 5.4.                                Tenant Estoppels.  Following the Funding Date, and within thirty (30) days following Lender’s reasonable request, Borrower shall obtain and furnish to Lender written estoppels in form and substance satisfactory to Lender, executed by the Tenants under any Major Lease and confirming the term, rent or daily rate, and other provisions and matters relating to the applicable Lease (provided that unless an Event of Default has occurred, Lender shall make a request under this Section 5.4 not more than once per twelve (12) month period).

Section 5.5.                                Conflict with Assignment of Leases and Rents.  Any inconsistency between the terms of this Article 5 and the terms of the Assignment of Leases and Rents shall be controlled by the terms of the Assignment of Leases and Rents.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

As of the Funding Date, Borrower represents and warrants to Lender that:

Section 6.1.                                Organization and Power.  Borrower and each other Borrower Party (other than Affiliates) is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all Legal Requirements applicable to doing business in the State. Neither Borrower nor

General Partner is a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

Section 6.2.                                Validity of Loan Documents.  The execution, delivery and performance by Borrower and each other Borrower Party (as applicable) of the Loan Documents (i) are duly authorized and do not require the consent or approval of any other party or Governmental Authority which has not been obtained (and copies of which have been provided to Lender); and (ii) will not violate any Legal Requirement or result in the imposition of any Lien upon the assets of any such party, except as contemplated by the Loan Documents.  The Loan Documents constitute the legal, valid and binding obligations of Borrower, Carveout Indemnitor and each other Borrower Party (as applicable), enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 6.3.                                Liabilities; Litigation.

(a)                                 The general financial and operating information relating to Borrower, Carveout Indemnitor and/or the Property, submitted to Lender by or on behalf of Borrower or Carveout Indemnitor concurrently with or prior to the date of the Application, is true, complete and correct in all material respects with no significant change since the date of submission.

(b)                                 None of Borrower, Carveout Indemnitor or any other Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower, Carveout Indemnitor or any other Borrower Party.

(c)                                  There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental instrumentality or other agency now pending or threatened against Borrower or the Property, or to Borrower’s knowledge, any other Borrower Party, which, if determined adversely, would materially impair or affect (i) the businesses, operations, properties, assets, or financial condition of Borrower or any other Borrower Party, (ii) the Net Operating Income or the value of the Collateral, (iii) Borrower’s or any other Borrower Party’s ability to perform and carry out their respective obligations under the Loan Documents or to carry on their respective businesses substantially as now conducted, or (iv) the validity or enforceability of any of the Loan Documents.

Section 6.4.                                Taxes and Assessments.  The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.  There are no pending or, to Borrower’s knowledge proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 6.5.                                Other Agreements; Defaults.  None of Borrower, Carveout Indemnitor or any other Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Property or the business, operations, or condition (financial or otherwise) of Borrower, Carveout Indemnitor or any other Borrower Party.  None of Borrower, Carveout Indemnitor or any other Borrower Party is in violation of any agreement which violation would have an adverse effect on the Property, Borrower, Carveout Indemnitor or any other Borrower Party or the business, properties, or assets, operations or condition (financial or otherwise) of Borrower, Carveout Indemnitor or any other Borrower Party.

Section 6.6.                                Status of Property.

(a)                                 Borrower has all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Property and carry on its business.  The use being made of the Property is in conformity with the certificate of occupancy and/or applicable permits or governmental authorizations and any other restrictions, covenants or conditions affecting the Property.

(b)                                 The Property is in compliance with all applicable Legal Requirements (including building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes).

(c)                                  The Property is free of material structural defects or any casualty damage, and all building systems contained therein are in good working order, subject to ordinary wear and tear.

(d)                                 The Property does not constitute, in whole or in part, a legally non-conforming use under any Legal Requirements.

(e)                                  No Condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(f)                                   The Property has adequate rights of access to public ways, and all roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated and are open to public use and accepted by applicable Governmental Authorities.

(g)                                  Except to the extent that the Property is adequately served by private systems and facilities located on the Property (and disclosed on the survey delivered to Lender on the Funding Date), the Property is served by adequate water, sewer, sanitary sewer and storm drain facilities, all public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Property.

(h)           None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely affects the value of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

Section 6.7.           Location of Borrower.  The principal place of business and chief executive offices of Borrower are located at the addresses stated in Section 12.1.

Section 6.8.           ERISA.  Borrower has not established any pension plan for employees that would cause Borrower to be subject to ERISA.

Section 6.9.           Purposes of Loan.  The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.  No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.10.        Tax Filings.  Borrower and Carveout Indemnitor have each filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and Carveout Indemnitor, respectively.

Section 6.11.        Solvency.  The fair saleable value of Borrower’s assets exceeds and will, immediately following the funding of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the funding of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured.  Borrower’s assets do not and, immediately following the funding of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 6.12.        Full and Accurate Disclosure.  No statement of fact made by or on behalf of Borrower, Carveout Indemnitor or any other Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no fact presently known to Borrower which has not been disclosed to Lender that adversely affects, or as far as Borrower can reasonably predict, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower, Carveout Indemnitor or any other Borrower Party.

Section 6.13.        Single Purpose Entity.  Borrower is and has at all times since its formation been a Single Purpose Entity.

Section 6.14.        Terrorism and Anti-Money Laundering.

(a)           As of the Funding Date, neither Borrower, Carveout Indemnitor nor any other Borrower Party, nor any Person having a beneficial interest in Borrower, nor any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is an OFAC Prohibited Person.  As of the Funding Date and until the Obligations are fully and finally paid and discharged, Borrower and the other Borrower Parties are and shall remain in compliance with Anti-Money Laundering Laws and all applicable OFAC-related laws, rules and regulations.

(b)           To comply with the Anti-Money Laundering Laws, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c)           Borrower agrees to provide to Lender, at any time and from time to time during the term of the Loan, such information as Lender reasonably determines to be necessary or appropriate to allow Lender to comply with Anti-Money Laundering Laws of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any other Borrower Party or any Person having a beneficial interest in Borrower, from any Governmental Authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d)           The representations and warranties set forth in this Section 6.14 shall be deemed repeated and reaffirmed by Borrower as of each Payment Date and as of each date on which Borrower receives any funds from Lender.  Borrower agrees to promptly notify Lender in writing should Borrower become aware of any change in the information set forth in this Section 6.14.

Section 6.15.        Financing Transaction.  The Loan is (or shall be) evidenced by debt instruments that are intended to be accounted for as “debt” on the balance sheet of Borrower, and Borrower shall account for the Loan as “debt” in all financial statements prepared by or on behalf of Borrower.

Section 6.16.        Personal Property.  Except for the Personal Property listed on Schedule 6.16 attached hereto, no material tangible Personal Property is located within or outside the Property or used or proposed to be used in the Property.  Borrower has good title to all Personal Property free and clear of all Liens, except as disclosed on Schedule 6.16.

Section 6.17.        Additional Real Property.  Except for the Land (as defined in the Mortgage) and Improvements and any contiguous public streets and sidewalks, neither Borrower nor Property Manager uses or occupies any other material real property in connection with the operation, occupancy and management of the Property.

Section 6.18.        Material Agreements.  Except as set forth in the Management Agreement, neither Borrower nor Property Manager has any right or claim to, or obligation to pay, any fees, commissions, royalties, compensation or other remuneration in connection with or arising out of the use, occupancy, management, leasing, and operation of the Property.  Except as set forth in Schedule 6.18, there are no Material Agreements affecting the Property.

Section 6.19.        Organizational Chart.  The organizational chart attached hereto as Schedule 6.19 is an accurate representation of the organizational structure of Borrower as of the Funding Date and, with respect to any Person shown thereon, accurately identifies the name and ownership percentage interest held by such Person in the Borrower or other Persons shown on such organizational chart.

Section 6.20.        Reliance.  Borrower recognizes and acknowledges that in accepting the Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the warranties and representations set forth in the Loan Documents without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof; that the warranties and representations are a material inducement to Lender in accepting the Loan Documents; and that Lender would not be willing to make the Loan and accept the Loan Documents in the absence of the warranties and representations set forth therein.

ARTICLE 7.

FINANCIAL REPORTING; AUDITS

Section 7.1.           Financial Statements.  While any of the Obligations remain outstanding, Borrower shall furnish to Lender, or in the case of the reporting under Section 7.1(d) below, Borrower shall cause Carveout Indemnitor to furnish to Lender, each of the following within the specified time period, each in hardcopy and electronic form, and each to be in format reasonably required by Lender:

(a)           Intentionally omitted;

(b)           Within thirty (30) days after the end of each calendar quarter (including the last calendar quarter of each year), quarterly financial statements for the Property, including a balance sheet and a statement of revenues and expenses (including capital expenses) and a rent roll dated as of the last day of the immediately preceding quarter, certified by an Authorized Representative of Borrower as true, accurate and complete;

(c)           Within ninety (90) days following the end of each calendar year, (i) annual accountant prepared, review based financial statements, including balance sheets, for the Property and Borrower, certified by an Authorized Representative of Borrower as true, accurate and complete, and (ii) a capital expenditure summary for the preceding calendar year, certified by an Authorized Representative of Borrower as true, accurate and complete;

(d)           Within ninety (90) days following the end of each calendar year, annual accountant prepared, review based financial statements, including a balance sheet, for Carveout Indemnitor, certified by Carveout Indemnitor as true, accurate and complete;

(e)           By December 15th of each year, final annual operating and capital expenditure budgets for the ensuing year for the Property;

(f)            Promptly following receipt or issuance by or on behalf of Borrower, copies of all material notices (meaning written notices of violation of Legal Requirements or material notices to or from any Tenants, but excluding routine correspondence) issued or received in connection with the ownership and operation of the Property;

(g)           Concurrently with the submission of evidence of insurance as required pursuant to Section 3.1(b), the insurance certification described in Section 3.1(f);

(h)           Concurrently with the delivery of the annual financial statement required pursuant to Section 7.1(c), a certification, executed by an Authorized Representative of Borrower, confirming that as of the date of such certificate, either there does or does not exist any event or condition that constitutes an Event of Default, and if any such Event of Default exists, the nature thereof; and

(i)            Promptly following Lender’s request, such other reasonable financial information relating to the Property, Borrower, and/or Carveout Indemnitor as Lender may request in writing from time to time.

Section 7.2.           Accounting Principles.  All financial statements shall be prepared in accordance with GAAP or tax basis accounting, in either case consistently applied.  If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

ARTICLE 8.

RESTRICTION ON TRANSFERS AND ENCUMBRANCES

Section 8.1.           Due on Sale and Encumbrance; Transfers of Interests.  Borrower covenants and agrees with Lender that without the prior written consent of Lender and except as expressly provided below:

(a)           Neither Borrower nor any Person having a direct or indirect ownership or beneficial interest in Borrower shall consummate, enter into, or suffer, assume, or permit or allow to occur, any Transfer, in any manner or way, whether voluntarily or involuntarily;

(b)           No new members or managers shall be admitted to or created in Borrower (nor shall any existing member or manager withdraw from Borrower); and

(c)           No change in the day-to-day control and management of Borrower, General Partner, or the Property shall be implemented.

Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default in order to declare the Obligations to be immediately due and payable upon a Transfer in violation of this Agreement.  This provision shall apply to every Transfer in violation of this Agreement regardless of whether such Transfer was voluntary or not, or whether or not Lender has previously consented to any Transfer.

Section 8.2.           Permitted Transfers.  Notwithstanding the restrictions in Section 8.1, transfers of direct or indirect interests (meaning interests held by members, partners and/or interest holders of any Person that in turn holds a direct ownership interest in Borrower or General Partner) in Borrower and/or General Partner will be permitted without Lender’s prior consent, provided in each instance (a) no Event of Default exists as of the transfer date; (b) following any such transfer, (i) New England Realty Associates Limited Partnership, a Massachusetts limited partnership, or any Family Members continue to own at least 51% of the direct and indirect interests in Borrower, and (ii) either Harold Brown (i.e. the Treasurer of the General Partner as of the date of this Agreement) or The Hamilton Company, a Massachusetts corporation holds direct management and decision making control over Borrower and the Property; (c) The Hamilton Company continues to act as the manager of the Property in accordance with the terms of the Management Agreement and (d) Lender receives written notice of any such permitted transfer within thirty (30) days following the date of transfer (provided that written notice under this clause (d) shall not be required in the event of a transfer of publicly traded interests in New England Realty Associates Limited Partnership in the event such transfer otherwise qualifies as a permitted transfer under this Section 8.2).

Section 8.3.           Loan Assumption; Sale.  Notwithstanding anything to the contrary set forth in this Agreement, Lender shall consent to a one-time transfer of title to the Property and assumption of the duties and obligations of Borrower and Carveout Indemnitor under the Loan Documents (the “Assumption”), subject to satisfaction of each and every one of the following conditions:

(a)           At least thirty (30) days prior to such Assumption, Borrower shall provide to Lender:  (i) written notice (an “Assumption Request”) of the proposed Assumption, (ii) a work deposit in the amount of $25,000.00 (the “Assumption Work Deposit”), (iii) the name(s), address(es) and organizational documents of the proposed purchaser and of the principals, affiliates and parent or other majority owners, as applicable, of the proposed purchaser, (iv) detailed and complete financial statements of the proposed purchaser and of the principals, affiliates and parent or other majority owners, as applicable, of the proposed purchaser, (v) information with respect to the business and business experience of the proposed purchaser and its principals, affiliates and parent or other majority owners, as applicable, and their experience in the ownership and operation of properties similar to the Property and other commercial real estate, (vi) information on the proposed property management company and leasing agent and a copy of the proposed property management agreement and leasing agreement, (vii) the terms and conditions of the proposed sale and a copy of the executed purchase and sale agreement, (viii) a description of the ownership structure of the proposed purchaser and each of its principals, affiliates and parent or other majority owners, as applicable, (ix) the purchaser’s pro-forma operating and management plan for the Property, and (x) promptly following Lender’s request, such other information as Lender may reasonably request to permit it to determine the creditworthiness and management abilities of the proposed purchaser and its principals, affiliates and parent or other majority owners, as applicable;

(b)           Lender must approve, in the exercise of its discretion, the identity, creditworthiness, management abilities and all other attributes of the proposed purchaser and the proposed replacement Carveout Indemnitor(s), and their respective principals, affiliates and parent or other majority owners, as applicable;

(c)           No Event of Default shall have occurred and be continuing and no Potential Default shall exist, either as of the date of the Assumption Request or thereafter through the date of the Assumption;

(d)           The Property, as of the date of the Assumption and thereafter, must be managed by a management company and leased by a leasing agent, both approved by Lender (in the exercise of its reasonable judgment) under a management agreement and leasing agreement satisfactory to Lender (in the exercise of its reasonable judgment) and otherwise satisfying the requirements of Section 9.9;

(e)           At the closing of any approved Assumption, the proposed purchaser shall assume the duties and obligations of Borrower under the Loan Documents (subject to the limitations on liability set forth in Article 13) and re-make all representations and warranties contained in the Loan Documents as of the date of the Assumption, all pursuant to assumption documents in form and substance satisfactory to Lender (in the exercise of its reasonable judgment).  Additionally, at the time of the approved Assumption, the proposed purchaser shall provide to Lender (i) an environmental indemnity agreement from said purchaser and from a financially responsible Person acceptable to Lender (in its discretion) in form and substance reasonably satisfactory to Lender (which form may be different from the form executed by Borrower as a result of Lender updating its standard form of environmental indemnity agreement or as a result of specific environmental conditions at the Property) and (ii) a recourse carveout indemnity in substantially the same form as the Carveout Indemnity, also from a financially responsible Person acceptable to Lender (in its discretion).  Borrower and the proposed purchaser and such other Persons as Lender shall require shall also deliver and, if applicable, execute (i) evidence of authority and entity existence, (ii) Uniform Commercial Code, judgment and bankruptcy searches, (iii) Uniform Commercial Code financing statements, (iv) an endorsement to the Title Policy updating the effective date to the date of the transfer (or, if not available in the jurisdiction where the any portion of the Property is located, a new title policy replacing the Title Policy), showing the purchaser as the owner of the Property, showing no additional title exceptions, except as shall be approved by Lender (in its discretion) and otherwise in form and substance reasonably acceptable to Lender, (v) opinions of counsel reasonably acceptable to Lender on such matters as Lender shall reasonably require, (vi) evidence of insurance as required by Section 3.1, and (vii) such other documents as Lender shall reasonably require as a condition to or otherwise in connection with the Assumption;

(f)            At the closing of any approved Assumption, the proposed purchaser shall, in accordance with the terms and conditions of Sections 4.1, deposit with Lender sufficient funds to pay when due all Impounds in accordance with the terms of Section 4.1.  To the extent the Loan Documents require any other reserves or deposits the same shall be established by the proposed purchaser prior to the date of closing of the approved Assumption.  The foregoing requirement for deposits and reserves shall be enforced notwithstanding that any of the foregoing may have been waived by Lender with respect to Borrower either in this Agreement, or in any side letter or agreement executed by Lender;

(g)           At the closing of any approved Assumption, Borrower shall pay to Lender a fee in the amount of one percent (1%) of the then outstanding balance of the Loan in immediately available funds (the “Assumption Fee”).  The obligation to pay the Assumption Fee is consideration to induce Lender to allow the proposed Assumption and to release Borrower and Carveout Indemnitor from liability for all duties, obligations and indemnities first accruing from and after the date of the Assumption; provided that in no event shall Borrower or any Carveout Indemnitor be released from any liability accruing prior to the date of the Assumption, including acts or omissions leading to environmental contamination, whether known or unknown as of the closing of the Assumption;

(h)           The proposed Assumption shall not cause a violation of any Legal Requirements governing the Property, the Loan, Borrower, Carveout Indemnitor, the proposed purchaser, any proposed replacement indemnitor or any of their respective principals;

(i)            Lender shall have confirmed, in the exercise of its reasonable judgment, that as of the date of the proposed Assumption, the Property generates a Loan to Value Ratio of not more than sixty percent (60%) or a Loan to Cost Ratio of not more than sixty percent (60%), whichever is less;

(j)            Lender shall have confirmed, in the exercise of its reasonable judgment, that as of the date of the proposed Assumption, the Property generates a Debt Service Coverage Ratio of at least 1.50 to 1.00.

(k)           On the earlier of ten (10) days following demand by Lender or the closing of the approved Assumption, Borrower shall pay all of Lender’s reasonable costs and expenses incurred in connection with the proposed Assumption whether or not the Assumption actually occurs, including attorneys’ fees, recording and filing charges, title company charges and the cost of the endorsement to the Title Policy.  The Assumption

Work Deposit shall be applied to reimburse Lender for its costs and expenses (with any excess after full payment of all of Lender’s costs and expenses being applied to the Assumption Fee or returned to Borrower), but the Assumption Work Deposit shall not be deemed to be a cap or limitation on Borrower’s obligation to reimburse Lender for all costs and expenses incurred by Lender under this Section 8.3, regardless of whether such amounts exceed the Assumption Work Deposit and/or Lender, in the exercise of its judgment, does not approve the proposed purchaser, any proposed replacement indemnitor or any other aspect of the proposed Assumption; and

(l)            Lender shall have no obligation to review or process Borrower’s request for approval of a proposed Assumption until such time as Lender has received all of the items, including the Assumption Work Deposit, required to be delivered to Lender pursuant to this Section 8.3.

ARTICLE 9.

COVENANTS

Section 9.1.           Taxes; Title Matters.

(a)           Subject to the terms of Section 4.1, Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any Taxes; provided, however, that Borrower may contest the amount or validity or application in whole or in part of any of the Taxes so long as (i) Borrower provides written notice to Lender that Borrower intends to contest such amount, validity or application, (ii) such contest shall suspend the collection of the Taxes from Borrower and from the Property or Borrower shall have paid all of the Taxes under protest, (iii) Borrower shall have deposited with Lender adequate reserves for the payment of the Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the Taxes under protest, taking into consideration the amount of any Impounds available for payment of Taxes, (iii) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense, and (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost.  Borrower shall not suffer or permit the joint assessment of the Property with any other real or personal property not encumbered by the Mortgage.

(b)           Borrower shall observe and comply with all Permitted Encumbrances applicable to Borrower or the Property and shall not, without the prior written consent of Lender, modify, amend, or supplement any of the Permitted Encumbrances.

(c)           Without the prior written consent of Lender, Borrower shall not file or subject any part of the Property to any plan or declaration of condominium, co-operative, common interest ownership community, or other form of multiple ownership and governance.

Section 9.2.           Alterations and Renovations.  Borrower shall obtain Lender’s prior written consent (such consent not to be unreasonably withheld if no Event of

Default exists) to any alterations or renovations to any of the Improvements; provided, however, that Lender’s consent shall not be required in connection with any alterations or renovations that (i) are contemplated in connection with any Restoration in accordance with the provisions of this Agreement, and (ii) will not have a material adverse effect on the financial condition of Borrower, the value of the Property or the Net Operating Income, provided further that such alterations permitted under subsection (ii) do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements, or the exterior of any building constituting a part of any Improvements, and the aggregate cost thereof does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00).

Section 9.3.           Operation; Maintenance; Compliance.

(a)           Borrower shall not cause or permit any waste of any material portion of the Property.

(b)           Borrower shall observe and comply with all Legal Requirements applicable to Borrower and the ownership, use and operation of the Property and shall promptly commence a reasonable and good faith cure of any alleged violation of any Legal Requirements; provided that Borrower may contest the validity or applicability of any such alleged violation of any Legal Requirement so long as: (i) Borrower provides written notice to Lender that Borrower intends to contest such validity or applicability, (ii) neither the Property nor any part thereof or interest therein shall be subject to any Lien, charge, fine or other liability or shall be in danger of being sold, forfeited, terminated, cancelled or lost, (iii) Borrower shall have furnished Lender with such security as may be reasonably requested by Lender from time to time to pay or discharge any Lien, charge, fine or other liability or the costs of any cure or corrective measure in the event of a determination in such contest adverse to Borrower, (iii) Borrower is diligently contesting the same at all times by appropriate legal proceedings in good faith and at its own expense, and (iv) the use, operation or Net Operating Income of the Property is not materially and adversely affected during such contest.

(c)           Borrower shall maintain the Property in good condition and promptly repair any damage or casualty (subject to the terms of this Agreement).

(d)           Borrower shall not, without the prior written consent of Lender, initiate, consent to, or support any zoning reclassification of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Legal Requirement.

(e)           All Operating Revenues shall be applied to Operating Expenses, Debt Service and reasonable and necessary capital expenditures or costs, and then, provided no Event of Default exists, to general operating purposes of Borrower, including distributions to Borrower’s members.

Section 9.4.           Inspections; Appraisals.

(a)           Upon at least two (2) Business Days’ prior written notice (except during the existence of an Event of Default, when no prior notice shall be required), Borrower, General Partner and the Property Manager (if any) shall provide Lender and its agents, representatives and contractors with access to the Property from time to time (subject to the rights of Tenants) for the purposes of inspecting the Property and conducting engineering and environmental assessments and other investigations of the Property (provided that either an Event of Default must exist or Lender must have a reasonable belief that Borrower is not in material compliance with its warranties, covenants and agreements relating to compliance with Legal Requirements (including Environmental Laws, as defined in the Environmental Indemnity Agreement) prior to the commencement of any intrusive post-Funding Date engineering or environmental assessment or investigation) and  shall permit Lender and its agents, representatives and contractors to examine and copy the books and records relating to the Property and to discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower, General Partner and the Property Manager (if any) and with Borrower’s accountants.  The costs relating to such activities shall be paid by Lender unless (i) Lender has a reasonable basis for suspecting that Borrower is not in material compliance with its warranties, covenants and agreements relating to compliance with Legal Requirements (including Environmental Laws) and its warranties, covenants and agreements relating to the physical condition of the Property, (ii) the examination of such books and records reveals that financial information submitted to Lender by Borrower, General Partner, Property Manager or anyone on behalf of Borrower or General Partner is materially inaccurate, or (iii) an Event of Default exists (or is discovered as a result of any such inspection or review), in which case the reasonable third party fees and expenses relating to such activities shall be paid by Borrower within the Demand Period.

(b)           Upon at least two (2) Business Days’ prior written notice (except during the existence of an Event of Default, when no prior notice shall be required), Borrower, General Partner and the Property Manager (if any) shall provide Lender and its agents, representatives and appraisers with access to the Property from time to time (subject to the rights of Tenants) for the purposes of conducting appraisals.  Borrower, General Partner and the Property Manager (if any) shall cooperate with Lender’s request for reasonable information necessary to complete a new or updated appraisal of the Property and Borrower shall pay or reimburse Lender for all costs associated with new or updated appraisals of the Property, provided that so long as no Event of Default has occurred, Borrower shall only be obligated to reimburse Lender for one (1) new or updated appraisal after the Funding Date (Borrower’s reimbursement obligations being unlimited following the occurrence of an Event of Default).

Section 9.5.           Taxes on Security.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender.  If there shall be enacted any law (a) deducting the Loan from the value of the Collateral for the purpose of taxation, (b) imposing upon Lender the payment of the whole or any part of the taxes, assessments, charges, fees, or liens herein required to be paid by Borrower, or (c) changing existing laws relating to the taxation of mortgages, deeds of trust, security deeds, or debts secured by real property or the interest of the mortgagee or secured party in the property covered thereby, or changing the manner of assessing or collecting any such taxes, Borrower shall promptly pay to Lender, within thirty (30) days following demand, all taxes, assessments, liens, costs and charges for which Lender is or may be liable as a result thereof; provided, however, that if any such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable (provided that Borrower shall have no obligation to make payment of any Applicable Prepayment Fee otherwise applicable to prepayment tendered as a result of Lender’s exercise of its rights under this Section 9.5).

Section 9.6.           Compliance with Loan Documents; Further Assurances.

(a)           Borrower shall, and shall cause Carveout Indemnitor and other Borrower Parties (as applicable) to, observe, perform and satisfy in a timely manner all the terms, provisions, covenants, conditions, duties and obligations required to be observed, performed or satisfied by them, and shall pay when due all costs, fees and expenses required to be paid by them, under and pursuant to this Agreement, the Note and the other Loan Documents.

(b)           Borrower shall promptly (i) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents, and (ii) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Obligations, to correct any omissions or errors in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith.

(c)           Borrower shall not (i) change the location of its chief executive office or its chief place of business from that specified in Section 12.1, (ii) change its name, (iii) change its state of formation or otherwise re-domesticate from its existing state of formation, or (iv) change the location where it maintains its records with respect to the Property, unless in each instance Borrower shall have given Lender at least thirty (30) days prior written notice of any such change and shall have delivered to Lender all UCC financing statements and amendments thereto as Lender shall request and taken all other actions deemed necessary by Lender to continue its perfected first priority lien status in the Collateral.

Section 9.7.           Estoppel Certificates.  Borrower, within twenty (20) days after request, shall furnish to Lender a written statement, duly acknowledged by an Authorized Representative of Borrower, setting forth the amount due on the Loan, the terms of repayment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other reasonable matters as Lender may request.

Section 9.8.           Notice of Certain Events.  Borrower shall, within three (3) Business Days after gaining knowledge, notify Lender of (i) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default (Lender having no obligation to accept any such cure of an Event of Default); (ii) any notice of any material default received by Borrower under other obligations relating to the Property or otherwise material to Borrower’s business; and (iii) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower, Carveout Indemnitor, or the Property.

Section 9.9.           Property Management and Leasing.

(a)           On the Funding Date, the management and leasing of the Property shall be conducted under the terms and conditions of the Management Agreement which has been approved by Lender prior to the Funding Date.  Borrower acknowledges that Lender has examined and relied on the experience of the Property Manager with respect to properties such as the Property in agreeing to make the Loan, and that Lender will continue to rely on the management and leasing of the Property pursuant to the terms thereof as a means of maintaining the value of the Property as security for repayment of the Obligations.

(b)           Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed and do all things necessary to preserve and to keep unimpaired its rights thereunder, and (ii) within three (3) Business Days following receipt, notify Lender of the giving of any notice by Property Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice.

(c)           Without the prior written consent of Lender (such consent not to be unreasonably withheld if no Event of Default exists), Borrower shall not (i) consent to the assignment by Property Manager of its rights, duties or obligations under the Management Agreement, (iii) terminate, cancel or surrender the Management Agreement, (iv) modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, or (v) enter into any new or replacement management or leasing agreement or appoint any new or replacement property manager or leasing agent.

(d)           Any change in ownership or control of the Property Manager shall be cause for Lender to re-approve the Property Manager and the related Management Agreement (such approval not to be unreasonably withheld if no Event of Default exists).

(e)           Borrower hereby assigns to Lender all the rights, privileges and prerogatives of Borrower in and under the Management Agreement (including the right to modify, change, supplement, alter or amend in any material respect, or terminate, cancel, or surrender, the Management Agreement, and any modification, change, supplement, alteration, amendment termination, cancellation, or surrender of the Management Agreement without the prior consent of Lender shall be void and of no force and effect).

(f)            If an Event of Default occurs and the Property is then being managed by Borrower and/or the leasing activities are then being conducted by Borrower, then Lender may require, without limiting any other right or remedy available to Lender at law or under any Loan Document, upon five (5) days prior written notice to Borrower, that Borrower select a Property Manager, as the case may be, which is not an Affiliate of Borrower to conduct the management and/or leasing of the Property.  If (i) an Event of Default occurs, (ii) a default by the Property Manager under its Management Agreement occurs beyond any applicable notice, grace or cure periods, or (iii) a bankruptcy or insolvency proceeding naming the Property Manager as the subject debtor occurs; then Lender may require, without limiting any other right or remedy available to Lender at law or under any Loan Document, upon five (5) days prior written notice to Borrower, that Borrower select a replacement Property Manager which is not an Affiliate of Borrower, to conduct the management and/or leasing of the Property.  If a new or replacement Property Manager is so required by Lender, Borrower shall immediately seek to appoint a Property Manager approved by Lender (such approval not to be unreasonably withheld if no Event of Default exists), which shall (i) be a reputable management or leasing company having at least ten (10) years’ experience in the management or leasing of properties substantially similar to the Property and in the jurisdiction in which the Property is located, (ii) not be paid management or leasing fees in excess of market fees, and (iii) enter into a property management or leasing agreement in form and content approved by Lender (such approval not to be unreasonably withheld if no Event of Default exists).

(g)           Concurrently with Borrower’s execution of the Management Agreement, Borrower shall (i) deliver to Lender a full and complete copy of such executed Management Agreement, (ii) cause to be executed and delivered to Lender  an assignment of management and subordination of management or leasing fees by Borrower and such proposed property manager in substantially the form as the Assignment of Management Agreement executed on the Funding Date (provided that such form shall be subject to change as a result of Lender’s updating its standard forms of such agreement an Assignment of Management Agreement), and (iii) deliver to Lender evidence reasonably acceptable to Lender that Borrower has satisfied all conditions precedent to the effectiveness of such Management Agreement.

(h)           Any inconsistency between the terms of this Section 9.9 with respect to a Management Agreement or Property Manager and the terms of the Assignment of Management Agreement with respect to such Management Agreement or Property Manager shall be controlled by the terms of such Assignment of Management Agreement.

Section 9.10.        Material Agreements; Agreements with Affiliates.

(a)           Borrower shall not enter into or become obligated under, or permit Property Manager to enter into or become obligated under, any Material Agreement pertaining to the Property, without the prior written consent of Lender, which consent shall not be unreasonably withheld if no Event of Default exists.

(b)           Borrower shall not enter into any consulting, advisory, asset management, property management, leasing, or sub-leasing or other agreements relating to the Property with any Affiliate of Borrower or Carveout Indemnitor that cannot be terminated, upon the occurrence of an Event of Default, without payment of any termination fee.

Section 9.11.        Special Purpose Entity/Separateness.

(a)           Borrower hereby represents, warrants and covenants as of the Funding Date and until such time as all Obligations are fully and finally paid, Borrower (which for purposes of this Section 9.11 means the original Borrower until the Property is transferred and the Obligations assumed in connection with an Assumption and following any such Assumption, the successor Borrower)  does not currently and/or shall not:

(i)            change or permit to be changed its organizational documents, if such change would materially and adversely impact the covenants set forth in this Agreement or otherwise violate any prohibited transfer or due on sale provisions set forth in the Loan Documents;

(ii)           fail to qualify to do business and remain in good standing under the laws of the state in which it was formed and the State, or fail to observe all material corporate formalities;

(iii)          engage in any line of business or other activity other than (1) acquiring, owning, operating, leasing, managing and disposing of the Property (and activities incidental thereto), (2) entering into mortgage loans secured by a Lien upon the Property and the other Collateral, and (3) any and all lawful activities incidental, necessary and appropriate thereto;

(iv)          acquire or own any assets other than (1) the Property, and (2) such incidental personal property as may be necessary for the operation of the Property or the conduct of its business as contemplated herein;

(v)           merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, or change its legal structure;

(vi)          transfer or otherwise dispose of all or substantially all of its assets, or engage in any transfer of assets outside the ordinary course of its business;

(vii)         form, acquire, hold or own any subsidiary, or make any investment in any Person (including the acquisition of obligations or securities of its Affiliates or acquisition of evidence of indebtedness issued by any other Person (other than cash and investment-grade securities));

(viii)        commingle its assets with the assets of any other Person;

(ix)          incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (1) the Loan; (2) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) paid on or prior to the date when due; and/or (3) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to personal property on commercially reasonable terms and conditions, provided further that at no times shall the aggregate outstanding balance of any debt specified in clauses (2) and (3) above exceed $250,000.00;

(x)           fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person or have its assets listed on the financial statement of any other entity; provided, however, that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate so long as Borrower’s assets are listed on Borrower’s own separate balance sheet and that any such consolidated financial statements contain a footnote indicating that Borrower is a separate legal entity, that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate, and that Borrower maintains separate books and records;

(xi)          enter into any contract or agreement with any other Borrower Party except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xii)         maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xiii)        assume or guaranty or otherwise become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person (other than to Lender to secure the Loan) or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)        make any loans or advances to any Person;

(xv)         fail to file its own tax returns (unless Borrower is a tax-disregarded entity not required to file tax returns under applicable law) or file a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xvi)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (including identifying itself as a division or part of any other Person), or to conduct its business solely in its own name (including the failure to use separate stationery, invoices and checks bearing its own name) or fail to correct any known misunderstanding regarding its separate identity;

(xvii)       fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (including the failure to remain solvent or pay its own expenses and liabilities (including salaries of its own employees) only from its own funds); provided that the foregoing shall not obligate any of Borrower’s members, managers or any other direct or indirect equity holders to make any capital contributions to Borrower except as may be required by applicable law;

(xviii)      without the unanimous written consent of all of its partners, managers, members, or shareholders:  (1) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any creditors rights laws, (2) seek or consent to the appointment of a receiver, liquidator or any similar official, (3) make an assignment for the benefit of creditors, (4) otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, or (5) take any action in furtherance of any of the foregoing; or

(xix)        fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including for shared office space and for services performed by an employee of an Affiliate) among the Persons sharing such expenses.

(b)           The limited liability company agreement, partnership agreement, bylaws, trust agreement or other comparable organizational document of Borrower shall at all times contain and incorporate as binding obligations and limitations each of the covenants and provisions set forth in Section 9.11(a).  Borrower shall not permit any Constituent Party to amend, modify or otherwise change such limited liability company agreement, partnership agreement, bylaws, trust agreement or other comparable organizational document of Borrower in any manner that (i) violates the covenants and provisions set forth in Section 9.11(a), or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be amended, modified or otherwise changed at any time when the Obigations are outstanding or by its terms cannot be modified without Lender’s consent.

Section 9.12.        ERISA.

(a)           Borrower shall not engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of

Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)          Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

ARTICLE 10.

EVENTS OF DEFAULT

Section 10.1.        Defaults.  The Obligations shall, at the option of Lender, become immediately due and payable, interest under the Note shall begin to accrue at the Default Rate, and Lender shall be entitled to pursue all available rights and remedies, upon the occurrence of any one or more of the following events (individually an “Event of Default” and collectively, “Events of Default”); provided that the following acts, omissions or conditions shall not be deemed to constitute an “Event of Default” (and thereby cause interest to accrue at the Default Rate and/or entitle Lender to pursue all available rights and remedies) until any and all specified grace or cure periods have expired:

(i)            If any monthly installment of Debt Service and/or Impounds (if any) is not received by Lender on or before 2 p.m. (Hartford, Connecticut time) on the fifth (5th) day of the month in which such installment is due;

(ii)           If the Obligations are not paid in full on the Maturity Date;

(iii)          If any other amounts reserved under this Agreement (including payments required under Article 11) are not received by Lender prior to the expiration of the applicable Demand Period;

(iv)          If Borrower (A) fails to comply with its duties and obligations under Section 3.1(a), or (B) fails to comply in any material respect with its duties and obligations under Section 3.1(b) through (i) or Section 3.2;

(v)           If Borrower (A) fails to comply with duties and obligations under Section 5.2, or (B) fails to comply in any material respect with its duties and obligations under Section 5.3;

(vi)          If Borrower fails to provide, or fails to compel any Borrower Party to provide, any material aspect of the financial reporting required pursuant to Section 7.1,

and such failure continues for thirty (30) days following written notice from Lender of such failure;

(vii)         If any fact, circumstance or event (other than those specifically addressed elsewhere in this Article 10) shall occur that is specifically characterized under any provision of any other Loan Document as an “Event of Default” under such Loan Document;

(viii)        If any Federal or state tax lien (other than a Lien affecting the Collateral) is filed against Borrower, General Partner or Carveout Indemnitor and the same is not discharged of record within sixty (60) days after the same is filed, unless (1) such tax lien is being diligently contested by Borrower, General Partner or Carveout Indemnitor in good faith, (2) Borrower, General Partner or Carveout Indemnitor, as the case may be, shall have deposited with Lender cash reserves (or other appropriate security acceptable to Lender in its discretion) which, in the opinion of Lender, will be sufficient to satisfy and discharge the tax lien and all interest and penalties thereon, and (3) Lender is (and thereafter continues at all times to be) satisfied that such tax lien does not have a materially adverse effect on the business, assets or financial or other condition of Borrower, General Partner or Carveout Indemnitor, as the case may be, or on the Collateral, the Mortgage or the Lien thereof;

(ix)          If the Collateral becomes subject to any lis pendens, notice of pendency, stop order, stop notice, notice of intention to file mechanic’s or material supplier’s lien, mechanic’s or material supplier’s lien (excluding, however, any notice filed pursuant to applicable state law solely to preserve future lien rights) or any other Lien of any kind not voluntarily or affirmatively created, granted, imposed or otherwise agreed or consented to by Borrower (other than Permitted Encumbrances), and the same is not discharged of record within sixty (60) days after the same is filed or recorded (irrespective of whether the same is superior or subordinate in Lien or other priority to the Lien of the Mortgage and irrespective of whether the same constitutes a perfected or inchoate Lien or encumbrance on the Collateral or is only a matter of record or notice), unless within such sixty-day period (1) Borrower shall have commenced (and thereafter continues until completion) to diligently contest such Lien by appropriate legal proceedings in good faith and at its own expense, (2) Borrower shall have deposited with Lender cash reserves (or other appropriate security acceptable to Lender in its discretion) as requested by Lender, or as may thereafter be requested by Lender, which, in the opinion of Lender, will be sufficient to satisfy and discharge such Lien and all interest and penalties thereon, (3) Borrower provides Lender with an endorsement to the Title Policy affirmatively insuring over and against such Lien, and (4) Lender is (and thereafter continues at all times to be) satisfied that such Lien does not have a materially adverse effect on the business, assets or financial or other condition of Borrower or on the Collateral, the Mortgage or the Lien thereof;

(x)           If a Transfer (other than those specifically addressed above in this Article 10) occurs in violation of the covenants set forth in Section 8.1;

(xi)          If a material violation of any of the warranties, covenants and agreements set forth in Section 9.11 occurs;

(xii)         If any representation or warranty of or on behalf of Borrower or of any other Borrower Party, made in this Agreement, the Carveout Indemnity or in any of the other Loan Documents, or in any certificate, report, financial statement or other instrument furnished in connection with this Agreement or the Carveout Indemnity, shall prove false or misleading in any material respect as of the date made or furnished;

(xiii)        If Borrower, General Partner or Carveout Indemnitor make an assignment for the benefit of creditors;

(xiv)        If a court of competent jurisdiction enters a decree or order appointing a receiver, liquidator, assignee, trustee, custodian, examiner, magistrate, arbitrator, sequestrator (or similar official) of Borrower, General Partner or Carveout Indemnitor, or of any substantial part of their respective properties or assets, or if such court decrees or orders the winding up or liquidation of the affairs of Borrower, General Partner or Carveout Indemnitor, and any such decree or order is not dismissed, discharged or vacated of record within sixty (60) days after the same has been entered; provided that if any Borrower Party consents to, acquiesces or joins in an application for such appointment, decree or order, such event shall constitute an Event of Default immediately upon entry of such order or decree;

(xv)         If Borrower, General Partner or Carveout Indemnitor voluntarily files a petition for relief or an answer or consent seeking relief under the Bankruptcy Code, or under any other Federal or state bankruptcy, insolvency or other similar law, rule or regulation;

(xvi)        If an involuntary case or other proceeding is commenced against Borrower, General Partner, Carveout Indemnitor or the Property which seeks liquidation, reorganization or other relief with respect to debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; provided that if any Borrower Party files, solicits, consents to, acquiesces or joins in an application for such involuntary case or other proceeding, such event shall constitute an Event of Default immediately upon the filing any such case or other proceeding;

(xvii)       If Borrower, General Partner or Carveout Indemnitor whether by operation of law or otherwise, dissolves, is wound up or its existence is otherwise terminated or dissolved;

(xviii)      If Borrower fails to remit payment in full of the Loan and other Obligations (1) pursuant to Section 2.4(b) on the date identified in the Prepayment Notice following the issuance of any Prepayment Notice, unless the Prepayment Notice is revoked in accordance with Section 2.4(b), or (2) within the time period specified in

Sections 3.2 or 3.3 if Borrower makes an election to, or is required by Lender to, prepay the Obligations following a Major Casualty or Major Condemnation;

(xix)        If Borrower ceases to operate the Property in a manner consistent with the uses of the Property effective as of the Funding Date or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or completion of a Restoration);

(xx)         If Borrower or Carveout Indemnitor (as the case may be) fails to comply with its duties and obligations under (1) the Environmental Indemnity Agreement and such failure continues for thirty (30) days after written notice from Lender (provided, however, that if a shorter cure period is required by Lender (in the exercise of its discretion) because of a potential impairment to human safety or a potential material impairment to the value of the Property, then Borrower and Carveout Indemnitor shall have such shorter cure period as set forth in Lender’s written notice); (2) the Carveout Indemnity and such failure continues for fifteen (15) days after written notice from Lender; (3) the Assignment of Leases and Rents and such failure continues for fifteen (15) days after written notice from Lender; or (4) the Assignment of Management Agreement and such failure continues for fifteen (15) days after written notice from Lender; provided, however, that so long as (A) any such failure does not involve the failure to make payment of a liquidated sum of money (which must be paid within any applicable Demand Period), (B) an extension of the applicable cure period will not, in the reasonable estimation of Lender, cause a material impairment to the value, use, utility, or operation of the Property or the other Collateral, (C) an extension of the applicable cure period will not, in the reasonable estimation of Lender, expose Lender to any fines or penalties (whether civil or criminal), (D) any such failure cannot reasonably be cured within the applicable cure period, and (E) Borrower or Carveout Indemnitor (as the case may be) shall have commenced a reasonable cure for such Potential Default within the applicable cure period and thereafter diligently and expeditiously proceeds to cure the same, then the applicable cure period shall be extended for so long as it shall be reasonably necessary for Borrower or Carveout Indemnitor (as the case may be), in the exercise of due diligence, to cure such Potential Default (Borrower and Carveout Indemnitor agreeing that they shall bear the burden of proof before any court, arbitrator or other trier of fact in connection with establishing the reasonableness of any cure or extended cure period and/or that Lender is acting in a commercially unreasonable manner if Lender makes a determination adverse to Borrower or Carveout Indemnitor under subsections (B) or (C) of this subparagraph (xx)); provided further, that in no event shall the cure period available under this subparagraph (xx) exceed ninety (90) days in the aggregate; or

(xxi)        If Borrower, General Partner, Carveout Indemnitor or any other Borrower Party shall fail to comply with any of their respective covenants, agreements, warranties, duties or obligations under this Agreement or any other Loan Document that is not otherwise specifically addressed in this Article 10 and such failure continues for thirty (30) days after written notice from Lender; provided, however, that so long as (A) any such failure does not involve the failure to make payment of a liquidated sum of money (which must be paid within any applicable Demand Period), (B) an extension of the thirty (30) day cure period will not, in the reasonable estimation of Lender, cause a material impairment to the value, use, utility, or operation of the Property or the other Collateral, (C) an extension of the thirty (30) day cure period will not, in the reasonable estimation of Lender, expose Lender to any fines or penalties (whether civil or criminal), (D) any such failure cannot reasonably be cured within the thirty (30) day cure period, and (E) Borrower or Carveout Indemnitor (as the case may be) shall have commenced a reasonable cure for such Potential Default within the thirty (30) day cure period and thereafter diligently and expeditiously proceeds to cure the same, then the thirty (30) day cure period shall be extended for so long as it shall be reasonably necessary for Borrower or Carveout Indemnitor (as the case may be), in the exercise of due diligence, to cure such Potential Default (Borrower and Carveout Indemnitor agreeing that they shall bear the burden of proof before any court, arbitrator or other trier of fact in connection with establishing the reasonableness of any cure or extended cure period and/or that Lender is acting in a commercially unreasonable manner if Lender makes a determination adverse to Borrower or Carveout Indemnitor under subsections (B) or (C) of this subparagraph (xxi)); provided, further, that in no event shall the cure period available under this subparagraph (xxi) exceed ninety (90) days in the aggregate.

Section 10.2                            Remedies.

(a)                                 Upon the occurrence of any Event of Default, interest shall automatically begin to accrue at the Default Rate, and at the option of Lender (except in connection with any of the Events of Default described in Section 10.1(xiii) through (xvi), when acceleration is automatic), all Obligations shall become immediately due and payable, and Lender may exercise all rights and remedies under the Loan Documents and at law or in equity, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower for itself and all other Borrower Parties.

(b)                                 Upon the occurrence of any of the events specified in Section 10.1(xiii) through (xvi), interest shall automatically begin to accrue at the Default Rate, all Obligations shall automatically become immediately due and payable, and Lender may exercise all rights and remedies under the Loan Documents and at law or in equity, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower for itself and all other Borrower Parties.

Section 10.3                            Lender’s Right to Perform the Obligations.

(a)                                 If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents and such failure constitutes an Event of Default, then without notice to or demand upon Borrower, Carveout Indemnitor, any other Borrower Party or any other Person, and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Property for such purpose and to take all such action thereon and with respect to the Property as it may deem necessary or appropriate.

(b)                                 If Lender shall elect to pay any sum due with reference to the Property, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title claim, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same.

(c)                                  Borrower shall indemnify, defend and hold Lender and the other Indemnified Parties harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 10.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct.  All sums paid by Lender pursuant to this Section 10.3, and all other sums expended by Lender to which it shall be entitled to be indemnified, shall be paid by Borrower to Lender prior to expiration of the Demand Period.  Any costs and expenses due and payable to Lender pursuant to this Section 10.3 shall bear interest at the Default Rate from the expiration of the Demand Period until payment in full is received by Lender, and if Borrower fails to reimburse Lender within the Demand Period, then Lender may, in its discretion, either (i) without additional notice to Borrower, add such amounts to the principal balance of the Obligations to accrue interest at the Contract Rate and be secured by the Loan Documents, or (ii) deem the failure by Borrower to make timely reimbursement as an Event of Default and continue to accrue interest at the Default Rate in connection with such unpaid amounts until repayment in full.

ARTICLE 11.

INDEMNITY; EXPENSES

Section 11.1.                         Indemnity.

(a)                                 Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the other Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against Lender or any other Indemnified Party and directly or indirectly arising out of or in any way relating to any one or more of the following: (i) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (ii) any use, nonuse or condition in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any construction, reconstruction, restoration, or alteration of the Property or the performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (iv) any failure of the Property to be in compliance with any Legal Requirements; (v) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (vi) the payment of any commission, charge or brokerage or leasing fee to anyone which may be payable in connection with the Loan, any Lease or the Collateral; (vii) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender or any of the other Indemnified Parties are designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the Loan or the Collateral; (viii) the occurrence or continuation of any Event of Default; or (ix) any proceeding instituted by any Person claiming a Lien, including, in all cases, any Loss arising from the joint, concurrent, or comparative negligence of an Indemnified Party; provided, however, that nothing herein shall be construed to obligate Borrower to indemnify, defend and hold harmless any Indemnified Party from and against any Losses to the extent imposed on or incurred by or asserted against such Indemnified Party solely by reason of such Indemnified Party’s willful misconduct as finally determined by a court of competent jurisdiction.

(b)                                 If any action shall be brought against any Indemnified Party based upon any of the matters for which such Indemnified Party is indemnified hereunder, such Indemnified Party shall notify Borrower in writing thereof and Borrower shall promptly assume the defense thereof, including, without limitation, the employment of counsel reasonably acceptable to such Indemnified Party and the negotiation of any settlement; provided, however, that any failure of such Indemnified Party to notify Borrower of such matter shall not impair or reduce the obligations of Borrower hereunder.  Such Indemnified Party shall have the right, at the expense of such Indemnified Party, to participate in the defense of any such action and to employ separate counsel in any such action; provided, that if (i) such action involves the possible imposition of criminal liability on such Indemnified Party, (ii) the assumption or control by Borrower of the defense of such action, in the reasonable discretion of such Indemnified Party, involves a conflict of interest between Borrower and such Indemnified Party with respect to such action, (iii) such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it that are different from or additional to those available to the Borrower, or (iv) Borrower or the attorneys engaged by Borrower have, in the reasonable determination of such Indemnified Party, taken action or failed to take action which has prejudiced the defense of such Indemnified Party or have failed to pursue with reasonable diligence such defense or the negotiation or settlement of such defense, then the reasonable and actual costs and expenses of such separate counsel shall be borne by Borrower (which costs and expenses shall be included in the Losses).  In the event Borrower shall fail to discharge or undertake to defend such Indemnified Party against any claim, loss or liability for which such Indemnified Party is indemnified hereunder, such Indemnified Party may, at its sole option and election, defend or settle such claim, loss or liability.  The amount of Losses incurred by such Indemnified Party shall be conclusively established by such settlement and such amount shall include both the settlement consideration and the costs and expenses, including reasonable attorney’s fees and disbursements, incurred by such Indemnified Party in effecting such settlement.

(c)                                  Borrower shall not, without the prior written consent of such Indemnified Party:  (i) settle or compromise any action, suit, proceeding or claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to such Indemnified Party of a full and complete written release of such Indemnified Party (in form, scope and substance satisfactory to such Indemnified Party in its discretion) from all liability in respect of such action, suit, proceeding or claim and a dismissal with prejudice of such action, suit, proceeding or claim; or (ii) settle or compromise any action, suit, proceeding or claim in any manner that may adversely affect such Indemnified Party or obligate such Indemnified Party to pay any sum or perform any obligation as determined by such Indemnified Party in its discretion.

(d)                                 All Losses shall be immediately reimbursable to the Indemnified Parties when and as incurred and, in the event of any litigation, claim or other proceeding, without any requirement of waiting for the ultimate outcome of such litigation, claim or other proceeding, and Borrower shall pay to the Indemnified Parties any and all Losses within the Demand Period.  In addition to any other remedy available for the failure of Borrower to periodically pay such Losses, such Losses, if not paid within the applicable Demand Period, shall bear interest at the Default Rate and such costs and interest shall be additional Obligations secured by the Mortgage and the other Loan Documents.

Section 11.2.                         Payment and Reimbursement of Expenses.

(a)                                 Prior to the expiration of any Demand Period and subject to any limitations contained in Section 9.4, Borrower shall pay to Lender or, at Lender’s option, shall reimburse Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements and fees and expenses of appraisers and environmental professionals) incurred by Lender in connection with (i) Lender’s efforts to confirm and/or ensure Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Funding Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Funding Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters (including leasing matters) requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of attorneys for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens and security interest in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Obligations; and (vi) enforcing any obligations of or collecting any payments due from Borrower or Carveout Indemnitor under this Agreement, the other Loan Documents or with respect to the

Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings.

(b)                                 Any costs and expenses due and payable to Lender pursuant to this Section 11.2 shall bear interest at the Default Rate from the expiration of the applicable Demand Period until Lender receives payment in full.  If Borrower fails to pay or reimburse Lender prior to the expiration of the applicable Demand Period, then Lender may, in its discretion, deem the failure of Borrower to make timely payment or reimbursement to be an Event of Default and such amounts shall be additional Obligations secured by the Mortgage and the other Loan Documents.

ARTICLE 12.

MISCELLANEOUS

Section 12.1.                         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and either shall be sent by overnight air courier service, or personally delivered to a representative of the receiving party.  All such communications shall be mailed or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:                                                               Boylston Downtown Limited Partnership

39 Brighton Avenue

Allston, Massachusetts 02134

Attention:  Carl Valeri

Telephone:  (617) 783-0039

E-mail:  cvaleri@thehamiltoncompany.com

with a copy

concurrently to:                                                          Saul Ewing LLP

131 Dartmouth Street, Suite 501

Boston, Massachusetts 02116

Attention: Sally Michael, Esq.

Telephone:  (617) 912-0920

Email:  smichael@saul.com

If to Lender:                                                                           Hartford Life Insurance Company

c/o Hartford Investment Management Company

One Hartford Plaza

Hartford, Connecticut  06155

Attn:  Steve Kalmin

Vice President - Real Estate Asset Management

Telephone:  (860) 297-6479

E-mail:  steve.kalmin@himco.com

with a copy to

concurrently to:                                                          Robert W. McKay, Esq.

c/o Hartford Investment Management Company

One Hartford Plaza

Hartford, Connecticut  06155

Telephone: (860) 297-6465
E-mail: robert.mckay@himco.com

Any communication so addressed and mailed shall be deemed to be given on the earliest of (1) when actually delivered or (2) on the first Business Day after deposit with an overnight air courier service, if such deposit is timely and appropriate in accordance with the requirements of such courier service for next business day delivery, in either case to the address of the intended addressee (except as otherwise provided in the Mortgage), and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be.  Either party may designate a change of address within the United States of America by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2.                         Amendments and Waivers.  No purported amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought.

Section 12.3.                         Limitation on Interest.  Under no circumstances shall the aggregate amount paid or agreed to be paid as interest under the Loan Documents exceed the highest lawful rate permitted under applicable usury law of the State, and the payment obligations of Borrower under the Loan Documents are hereby limited accordingly.  If under any circumstances, whether by reason of advancement or acceleration of the unpaid principal balance of the Loan or otherwise, the aggregate amounts paid on the Loan shall include amounts which by law are deemed interest and which would exceed such highest lawful rate, Borrower hereby stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Borrower and Lender, and Lender shall, at its option, either return such excess to Borrower or credit such excess against the principal balance of the Obligations then outstanding (without application of any Applicable Prepayment Fee), in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable.

Section 12.4.                         Invalid Provisions.  If any provision of any Loan Document is held to be illegal, invalid or unenforceable, then (i) such provision shall automatically be deemed fully severable; (ii) the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; (iii) the remaining provisions of the Loan Documents shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible so that said substitute provision is legal, valid and enforceable.

Section 12.5.                         Approvals; Third Parties; Conditions.  All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of Borrower and Lender and may not be enforced, nor relied upon, by any Person other than Borrower and Lender. All conditions of the obligations of Lender hereunder, including Lender’s discretionary right to make protective advances pursuant to Sections 10.3 or 11.2, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances (if any) in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s discretion.

Section 12.6.                         Lender Not in Control; No Partnership.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents, at law or in equity.  The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create any equity in the Property in Lender.  Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property or the Loan, except as expressly provided in the Loan Documents, and notwithstanding any other provision of the Loan Documents: (i) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners (as the case may be) and Lender does not intend to ever assume such status; (ii) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (iii) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners (as the case may be).  Lender and Borrower each disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create equity in the Property in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.7.                         Time of the Essence.  Time is of the essence with respect to the performance of Borrower’s, Carveout Indemnitor’s or any other Borrower Party’s obligations under the Loan Documents.

Section 12.8.                         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Lender, Borrower and the respective successors and assigns of

Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender (which may be granted or withheld in Lender’s discretion) or except as expressly permitted pursuant to the provisions of Article 8, assign any rights, duties or obligations hereunder or under any other Loan Document.

Section 12.9.                         Servicing, Transfers, Assignments and Participations.

(a)                                 At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender from time to time and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer.  Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents, provided that Borrower shall not be obligated to pay any servicing fee payable to the Servicer by Lender.  Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.  Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

(b)                                 Lender may at any time sell, transfer or assign the Note, this Agreement, the Mortgage, and the other Loan Documents, and any or all servicing rights with respect thereto or grant participations therein or issue mortgage pass-through certificates, provided that if Lender grants participations therein Lender shall remain as the “lead” lender and primary contact for all required consents and approvals under the Loan Documents.  Lender may forward to any present, future or prospective purchaser, assignee, servicer, participant or investor (each, a “Transferee”), all documents and information which Lender now has or may hereafter acquire relating to Borrower, Carveout Indemnitor or the Property, whether furnished by Borrower, Property Manager, Carveout Indemnitor or any other Person, as Lender determines necessary or desirable; provided that Lender receives a reasonable undertaking from the applicable Transferee to maintain the confidential nature (if any) of such information.  Borrower shall cooperate, and shall cause Carveout Indemnitor to cooperate, with Lender in connection with any transfer made pursuant to this Section 12.9, including the delivery of an estoppel certificate and such other documents as may be reasonably requested by Lender.  Borrower shall also furnish, and hereby consents to Lender furnishing to such Transferee, any and all current or updated information concerning the financial condition of Borrower, Carveout Indemnitor and any and all information concerning the Property as may be requested by Lender or any Transferee; provided that Lender receives a reasonable undertaking from the applicable Transferee to maintain the confidential nature (if any) of such information.  No exercise by Lender of any transfer rights pursuant hereto shall operate to release or diminish the duties, obligations or liabilities of Borrower and Carveout Indemnitor under this Agreement or the other Loan Documents.

(c)                                  Without in any way limiting Lender’s other rights hereunder, Lender shall have the right, in its discretion at any time after the Funding Date, to require Borrower to split the Loan into one or more loans secured by the Property (individually, a “Split Loan” and collectively, the “Split Loans”), provided that (i) the aggregate principal amount of all notes evidencing the Split Loans shall equal the outstanding principal balance of the Loan immediately prior to the creation of such split notes, (ii) the aggregate debt service payments on the Split Loans shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such Split Loans, and (iii) the other terms and provisions of the documents evidencing and/or securing the Split Loans shall be substantially similar in form and substance to the Loan Documents.  Borrower, at no cost or expense to it, shall cooperate with all reasonable requests of Lender in order to establish the Split Loans and shall execute and deliver such documents as shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including modified and severed notes, mortgages and other security documents in such denominations as Lender shall determine in its discretion, release documents and any and all documents necessary to assign the Split Loans.

Section 12.10.                  Replacement Documents.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of the Note or other document(s), Borrower shall issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

Section 12.11.                  Renewal, Extension or Rearrangement.  All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan.

Section 12.12.                  Waivers.  No course of dealing on the part of Lender, its officers, employees, attorneys, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power, privilege or remedy of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.13.                  Cumulative Rights.  All rights and remedies of Lender under the Loan Documents, at law or in equity shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.14.                  Exhibits and Schedules.  The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.15.                  Titles of Articles, Sections and Subsections.  All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.16.                  Promotional Material.  Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan.  All references to Lender contained in any press release, advertisement or promotional material issued by Borrower or any other Borrower Party must be approved in writing by Lender in advance of issuance.

Section 12.17.                  Survival.  All of the indemnities made in this Agreement, the Environmental Indemnity Agreement or any other Loan Document shall survive the repayment in full of the Obligations and the release of the Liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to all or any portion of the Collateral to any party.

Section 12.18.                  Governing Law.  The Loan Documents are being executed and delivered, and are intended to be performed, in the State and the laws of the State and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 12.19.                  Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 12.20.                  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.21.                  Obligations of Borrower, Joint and Several.  If more than one Person has executed this Agreement or any other Loan Document as “Borrower”, “Grantor” or “Assignor”, the obligations of all such Persons hereunder or thereunder shall be joint and several.

Section 12.22.                  WAIVER OF PUNITIVE OR CONSEQUENTIAL DAMAGES.  NEITHER LENDER NOR BORROWER SHALL BE RESPONSIBLE OR LIABLE TO THE OTHERS OR TO ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THE LOAN OR THE TRANSACTION CONTEMPLATED HEREBY, INCLUDING ANY BREACH OR OTHER DEFAULT BY ANY PARTY HERETO.

Section 12.23.                  WAIVER OF COUNTERCLAIMS.  BORROWER HEREBY WAIVES THE RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A MANDATORY OR COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY LENDER ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OF THE LOAN DOCUMENTS, OR THE OBLIGATIONS.

Section 12.24.                  WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE COLLATERAL (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).  THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

ARTICLE 13.

LIMITATIONS ON LIABILITY

Section 13.1.                         Limitation on Liability.

(a)                                 Subject to the qualifications and exceptions set forth below, Lender shall not enforce the liability and obligations of Borrower to perform and observe its duties and obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any other Borrower Party, provided that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Collateral given to Lender pursuant to the Loan Documents; provided, further, that, subject to the qualifications and exceptions set forth below, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that subject to the qualifications and exceptions  set forth below, it shall not sue for, seek or demand any monetary judgment or deficiency judgment against Borrower, any other Borrower Party or any officer, director, manager or partner/member of Borrower in any such action or proceeding under, by reason of or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.  References in this Section 13.1 to the phrase “qualifications and exceptions set forth below” shall be deemed to include, without limitation, the qualifications and exceptions set forth below that permit Lender to satisfy certain procedural requirements necessary to fully realize the security granted by the Mortgage or the Loan Documents, or to commence or pursue any other appropriate action or proceeding in order for Lender to exercise its remedies (i) against the Collateral, (ii) under Section 13.1(b)(ii) hereof and/or (iii) under the Carveout Indemnity.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents:

(i)                                     the provisions of Section 13.1(a) shall not:

(1)                                 Constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents;

(2)                                 Impair the right of Lender to name Borrower, General Partner and/or Carveout Indemnitor as a party defendant in any action or suit for foreclosure and sale under the Mortgage;

(3)                                 Affect the validity or enforceability of the Carveout Indemnity, affect the liability, duties and obligations of Carveout Indemnitor under the Carveout Indemnity, or affect any of the rights and remedies of Lender under the Carveout Indemnity;

(4)                                 Impair the right of Lender to obtain the appointment of a receiver, impair the validity or enforceability of the Assignment of Leases and Rents, limit the liability, duties and obligations of Borrower under the Assignment of Leases and Rents, or limit any of the rights and remedies of Lender under the Assignment of Leases and Rents;

(5)                                 Affect the validity or enforceability of the Environmental Indemnity Agreement, limit the liability, duties and obligations of Borrower and Carveout Indemnitor under the Environmental Indemnity Agreement, or limit the rights and remedies of Lender under the Environmental Indemnity Agreement; or

(6)                                 Constitute a prohibition against Lender to seek a deficiency judgment against Borrower, General Partner and/or Carveout Indemnitor solely in order to satisfy procedural requirements necessary to fully realize the security granted by the Mortgage or under any other Loan Documents, or to commence or pursue any other action in order to exercise its remedies (x) against the Collateral, (y) under Section 13.1(b)(ii) hereof and/or (z) under the Carveout Indemnity; and

(ii)                                  Borrower, jointly and severally with Carveout Indemnitor pursuant to the Carveout Indemnity, hereby agrees to indemnify and reimburse Lender, within the Demand Period (and nothing set forth in this Section 13.1 shall constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise), to the extent of any and all liabilities, costs, losses (including any reduction in value of the Property or any other Collateral or the loss of Lender’s security interest therein), damages, expenses (including reasonable attorneys’ fees and disbursements, and court costs, if any), or claims suffered or incurred by Lender by reason of or in connection with any of the following:

(1)                                 Any fraud committed by any Borrower Party in connection with the Loan;

(2)                                 Any material misrepresentation contained in any of the Loan Documents or any report furnished pursuant to any of the Loan Documents by or at the direction of any Borrower Party;

(3)                                 The failure by Borrower to maintain insurance in accordance with Section 3.1;

(4)                                 The failure of any Borrower Party to apply Operating Revenues received by any Borrower Party to pay Debt Service, Impounds (if then required), Operating Expenses (including expenses incurred in fulfilling the obligations of Borrower as “landlord” under any Lease) and reasonable and necessary capital expenditures or costs during the 12-month period immediately preceding the occurrence of the Event of Default triggering Lender’s exercise of remedies; provided, however, that neither Borrower nor Carveout Indemnitor shall have liability under this subparagraph (4) to the extent Operating Revenues generated during the 12-month period immediately preceding the occurrence of the Event of Default triggering Lender’s exercise of remedies were not sufficient to pay in full all Debt Service, Impounds (if then required), Operating Expenses (including expenses incurred in fulfilling the obligations of Borrower as “landlord” under any Lease) and reasonable and necessary capital expenditures or costs, and all Operating Revenues so received by any Borrower Party were applied to pay such amounts to the full extent of Operating Revenues so received; provided further that the foregoing shall not limit or affect liability under subparagraph (3) above relating to failure to maintain insurance in accordance with Section 3.1;

(5)                                 The misappropriation of any Net Proceeds or Condemnation awards by any Borrower Party;

(6)                                 The failure of any Borrower Party to (x) properly apply any and all security deposits held by any Borrower Party, (y) properly return same to Tenants when due, or (z) deliver security deposits to Lender, any receiver or any Person purchasing the Property or any part thereof at a foreclosure sale or upon the taking of possession of the Property or any part thereof by Lender, such receiver or such other Person, provided that neither Borrower nor Carveout Indemnitor shall have liability under this subparagraph (6) if (i) the required activity under (z) above is limited or prohibited by applicable Legal Requirements or (ii) security deposits were applied in accordance with the terms and conditions of the applicable Lease prior the occurrence of the Event of Default giving rise to such foreclosure, appointment of a receiver or action in lieu thereof;

(7)                                 Borrower entering into any easement (including, without limitation, a utility easement) necessary for the use of the Collateral as a multifamily project with retail space (consistent with the Borrower’s use of the Property as of the Funding Date), absent Lender consent;

(8)                                 Intentional removal or destruction of property (without the concurrent replacement thereof with property of at least equivalent value and utility) constituting any material portion of the Collateral, or any other intentional and material waste of any portion of the Collateral, by any Borrower Party;

(9)                                 Any Borrower Party contesting or in any way interfering with, directly or indirectly, any foreclosure action, Uniform Commercial Code sale and/or deed in lieu of foreclosure transaction commenced by Lender or with any other enforcement of Lender’s rights, power or remedies under any of the Loan Documents (whether by making any motion, bringing any counterclaim (other than mandatory or compulsory counterclaims), claiming any defense, seeking any injunction or other restraint, commencing any action or otherwise) in connection with Lender’s rights arising from an Event of Default; provided, however, that if any Borrower Party raises a defense or commences any action (other than the occurrence of any of the events described in subparagraphs (10) and (11) below) and either (i) Lender elects not to challenge any such defense or action, or (ii) any such defense or action survives a motion for summary judgment or comparable procedural challenge by Lender, then neither Borrower nor Carveout Indemnitor shall have liability under this subparagraph (9);

(10)                          Borrower, General Partner or Carveout Indemnitor (i) filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (ii) making an assignment for the benefit of creditors; or

(11)                          Any Borrower Party (i) filing, or joining in the filing of, an involuntary petition against Borrower, General Partner or Carveout Indemnitor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (ii) soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower, General Partner or Carveout Indemnitor, or (iii) filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Borrower, General Partner or Carveout Indemnitor by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or (iv) voting adversely to Lender’s interest in any proceeding under the Bankruptcy Code or any other state or Federal bankruptcy or insolvency law which involves Borrower, General Partner, Carveout Indemnitor or any portion of the Collateral, or (v) consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, General Partner or Carveout Indemnitor or any portion of the Collateral (unless such action is at the written request of Lender).

Notwithstanding the foregoing, if Borrower and any other necessary Borrower Parties consent, pursuant to a stipulation in form reasonably required by Lender (to be executed by Borrower and any other necessary Borrower Parties and delivered to Lender within five (5) Business Days following Lender’s request), to the appointment of a receiver for the Property (the identity of such receiver to be designated by Lender and approved by Borrower, such approval not to be unreasonably withheld), and neither Borrower nor any other Borrower Party seeks or participates in the removal of said receiver (absent a material violation by said receiver of the order appointing the receiver, in which case a substitute receiver designated by Lender and approved by Borrower, such approval not to be unreasonably withheld, will be appointed), then neither Borrower nor Carveout Indemnitor shall have liability under this subsection (b)(ii) solely as a result of any reduction in value of the Property or any other Collateral during the period that Lender is pursuing its rights and remedies as a result of an Event of Default.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents: (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all Collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents; and (ii) the Obligations shall be fully recourse to Borrower and Carveout Indemnitor (jointly and severally) in the event any prohibited Transfer occurs in violation of Section 8.1.

[Remainder of this page intentionally blank; Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto and is effective as of the day and year first above written.

BORROWER:

BOYLSTON DOWNTOWN LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	62 Boylston Street, Inc., its general partner

By:
Ronald Brown, President

LENDER:

HARTFORD LIFE INSURANCE COMPANY,
a Connecticut corporation

By:	Hartford Investment Management Company, a Delaware corporation,
Its Agent and Attorney-in-Fact

By:
Name:
Title:

[Signature Page to Loan Agreement]

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

A certain parcel of land with the buildings thereon, situated and now numbered 62 on Boylston Street, in Boston, Suffolk County, Massachusetts, bounded and described as follows:

WESTERLY:	by Tremont Street, one hundred ninety-two (192) feet and two-thirds (2/3) of an inch more or less;

NORTHWESTERLY:	by the junction of Tremont and Boylston Street, ten and 50/100 (10.50) feet;

NORTHERLY:	by Boylston Street, seventy (70) feet, more or less;

EASTERLY:	by Tamworth Street (formerly Lowell Place), two hundred four (204) feet and eleven and five-eighths (11 5/8) inches, more or less; and

SOUTHERLY:	by LaGrange Street, eighty one (81) feet and two and three-eighths (2 3/8) inches, more or less.

EXHIBIT B

CLOSING STATEMENT

[SEE ATTACHED]

SCHEDULE 5.1

RENT ROLL

[SEE ATTACHED]

SCHEDULE 6.16

PERSONAL PROPERTY

NONE

SCHEDULE 6.18

LIST OF MATERIAL AGREEMENTS

NONE